UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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State Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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Two Jericho Plaza
Jericho, New York 11753
(516) 465-2300

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of STATE BANCORP, INC.:

          At the direction of the Board of Directors of State Bancorp, Inc., NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of the Company will be held at The Residence Inn by Marriott, 9 Gerhard Road, Plainview, New York 11803, on April 26, 2011 at 10:00 a.m. (local time), to consider and vote upon the following matters:

1.	The election of nine (9) directors to a one (1) year term;

2.	The ratification on a non-binding basis of the Company’s 2010 compensation program for its Named Executive Officers;

3.	The ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011; and

4.	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof. Please be advised that we are not aware of any such business.

          The Board of Directors has fixed the close of business on March 18, 2011 as the record date for determination of Stockholders entitled to notice of and to vote at the meeting, and only Stockholders of record on said date will be entitled to receive notice of and to vote at said meeting.

By order of the Board of Directors,

Janice Clark
Secretary

March 25, 2011

IMPORTANT - WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY SUBMITTING YOUR PROXY BY INTERNET, PHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

2011 PROXY STATEMENT

STATE BANCORP, INC.
Two Jericho Plaza
Jericho, New York 11753
(516) 465-2300

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS
To be Held April 26, 2011

GENERAL INFORMATION

          This Proxy Statement, accompanying proxy card and the annual report to stockholders are being furnished to the stockholders (the “Stockholders”) of State Bancorp, Inc. (the “Company”), a New York corporation, in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies to be voted at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on April 26, 2011 at 10:00 a.m. (Eastern Time) at The Residence Inn by Marriott, 9 Gerhard Road, Plainview, New York 11803, and at any adjournment or postponement thereof.

          This Proxy Statement, together with the enclosed proxy card, is first being mailed to the Stockholders on or about March 25, 2011.

Questions and Answers Regarding This Proxy Statement

          Why are you receiving these materials? We have sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Meeting, including at any adjournment or postponement of the Meeting. You are invited to attend the Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Meeting to vote your shares. Instead, you may vote by phone, via Internet or simply complete, sign, date and return the enclosed proxy card.

          What are you voting on? There are three (3) matters scheduled for a vote: (1) the election of nine (9) directors for a one (1) year term; (2) the ratification on a non-binding basis of the Company’s 2010 compensation program for its Named Executive Officers; and (3) the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011.

          When is the Meeting and where will it be located? The Meeting will take place on Tuesday, April 26, 2011, at 10:00 a.m. (Eastern Time) at The Residence Inn by Marriott, 9 Gerhard Road, Plainview, New York 11803.

          Who is soliciting your proxy? The proxy solicitation is being made by our Board of Directors. Proxies may also be solicited by our officers and employees as well as employees of our wholly-owned subsidiary, State Bank of Long Island (the “Bank”), and wholly-owned subsidiaries of the Bank, but such persons will not be specifically compensated for such services.

          Who is paying for the solicitation of proxies? We will pay all expenses of preparing and soliciting proxies. We may also reimburse brokerage houses, nominees, custodians and fiduciaries for expenses in forwarding proxy materials to the beneficial owners of shares of our Common Stock held of record.

          When was the Proxy Statement mailed to Stockholders? We began mailing this Proxy Statement and accompanying proxy card on or about March 25, 2011 to all Stockholders of record entitled to vote at the Meeting.

          Who may vote at the Meeting? Our Board of Directors has selected the close of business on March 18, 2011 as the record date for determining the Stockholders of record who are entitled to attend and vote at the Meeting. If you are a holder of our Common Stock (which is our only voting stock) as of the close of business on the record date, you will have one vote for each share of Common Stock that you hold on each matter that is presented for action at the Meeting.

How do you vote?

          Shares Held of Record. If you hold your shares in your own name as an owner of record, you may vote your shares either in person or by proxy. If you wish to vote by proxy, you must do one of the following:

(a)	Complete the enclosed proxy card and mail it in the envelope provided.

(b)	Use the Internet to vote at www.eproxy.com/stbc/

Please have your proxy card in hand as you will be prompted to enter your control number and to create and submit an electronic vote. The deadline for Internet voting is 1:00 p.m., Eastern Time, on April 25, 2011.

(c)

Use any touch-tone telephone to vote by calling 1-800-560-1965; have your proxy card in hand as you will be prompted to enter your control number to submit your vote. The deadline for telephone voting is 1:00 p.m., Eastern Time, on April 25, 2011.

          If you wish, you can vote your shares in person by attending the Meeting. You will be given a ballot at the Meeting to complete and return. Returning a proxy card will not prevent you from voting in person if you attend the Meeting.

          Shares Held in Brokerage Accounts. If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), your bank, broker or other holder of record will forward proxy materials and voting instructions that you must follow in order to vote your shares. You may receive more than one proxy card if your shares are registered in different names or are held in more than one account. If you hold your shares in street name and plan to attend the Meeting, you should bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement showing your ownership as of March 18, 2011.

          Shares Held in the Company’s Employee Stock Ownership Plan. If you are a participant in the Company’s Employee Stock Ownership Plan (“ESOP”), you may vote the shares of Common Stock held in your ESOP account ONLY by following the separate voting instructions provided by the ESOP’s administrator. You may not vote the shares by proxy or by ballot at the Meeting.

          Shares Held in State Bank of Long Island’s 401(k) Plan. If you are a participant in State Bank of Long Island’s 401(k) Plan (the “401(k) Plan”), you may vote the shares of Common Stock held in your 401(k) Plan account ONLY by following the separate voting instructions provided by the 401(k) Plan’s administrator. You may not vote the shares by proxy or by ballot at the Meeting.

Can you revoke your proxy? You may revoke your grant of a proxy at any time before it is voted by:

(a)	filing a written revocation of the proxy with our Secretary;

(b)	submitting a signed proxy card bearing a later date; or

(c)	attending and voting in person at the Meeting, but you must also file a written revocation with the Secretary at the Meeting prior to voting.

          Written revocations should be sent to Janice Clark, Secretary, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753. Attendance at the Meeting will not in and of itself revoke a proxy.

          If you use the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 1:00 p.m., Eastern Time, on Monday, April 25, 2011.

          If you vote by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 1:00 p.m., Eastern Time, on Monday, April 25, 2011.

          How will your shares be voted? All properly completed and unrevoked proxies that are received prior to the close of voting at the Meeting will be voted in accordance with the instructions made. If you return an executed proxy card without marking your instructions, your executed proxy will be voted FOR the election of the nominees set forth in this Proxy Statement as directors of the Company; voted FOR the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011; and voted FOR the ratification on a non-binding basis of the Company’s 2010 compensation program for its Named Executive Officers. Returning a proxy card will not prevent you from voting in person if you attend the Meeting.

          Will other matters be voted on at the Meeting? The Board of Directors knows of no other business to be presented at the Meeting. If any matters other than those set forth above are properly brought before the Meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

          What constitutes a quorum? As of the record date, March 18, 2011, 16,877,446 shares of Common Stock were issued and outstanding. The Common Stock is our only class of securities entitled to vote, each share being entitled to one vote. The presence at the Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Meeting to vote in person, your shares of Common Stock will be considered part of the quorum. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. In the absence of a quorum, the Meeting will be adjourned or postponed.

          How many votes are needed to approve each proposal? At the Meeting, each nominee must receive the affirmative vote of a majority of votes cast in favor of or withheld from the election of such nominee by Stockholders present in person or by proxy and entitled to vote at the Meeting. There will be no cumulative voting of shares for election of directors or any other matter to be considered at the Meeting. All other proposals require the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter.

          Abstentions shall not constitute a vote cast and therefore will have no effect on the election of directors. Abstentions will count as shares represented and entitled to vote at the Meeting and will have the same effect as a vote AGAINST each of the other proposals. “Broker non-votes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, are unable to vote such shares in those instances where discretionary voting by brokers is not permitted. Broker non-votes and shares for which a proxy card is not returned (and are not otherwise voted in person) will be treated as shares that are not represented and will have no effect on the outcome of the vote for any proposal.

          How can you find out the results of the voting at the Meeting? We expect to announce preliminary voting results at the Meeting. Final voting results will be published in a Current Report on Form 8-K that we are required to file with the Securities and Exchange Commission (“SEC”) within four (4) business days after the Meeting.

          What if you do not agree with the results of voting at the Meeting? There are no rights of appraisal or other similar rights granted to dissenting Stockholders with respect to any matters to be acted upon at the Meeting.

          Interest of Management in Matters to be Acted Upon

          The Company’s management may have an interest that is different from the interests of other Stockholders. The outcome of the vote on Proposal 2 may affect future Board decisions regarding the compensation of Named Executive Officers. The Board of Directors has taken the above interests into account in recommending that Stockholders vote “FOR” Proposal 2.

          Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held On April 26, 2011. The Proxy Statement and the Company’s 2010 annual report are available on the Company’s website at www.statebankofli.com.

PROPOSAL 1

ELECTION OF DIRECTORS

          The Board of Directors currently consists of 12 directors. At a special meeting of Stockholders held on November 17, 2009, the Stockholders of the Company voted to amend the Company’s Certificate of Incorporation to eliminate the classified Board and provide for the annual election of directors. Directors who had been elected to three-year terms prior to the effectiveness of the amendment will complete those terms. Thereafter, their successors (as well as any director chosen as a result of a newly created directorship or to fill a vacancy) will be elected to one-year terms. From and after the 2012 annual meeting of Stockholders, the entire Board of Directors will stand for election annually. At the Meeting, Stockholders will be asked to vote on the election of nine (9) directors of the Company, to be elected to a one-year term, each to serve until his or her successor is elected and has qualified.

          The Nominating & Corporate Governance Committee conducted a full board skills assessment and identified the skills desired in both new and incumbent director candidates. The terms of seven incumbent directors expire at the Meeting. The Board, upon recommendation of the Nominating & Corporate Governance Committee, has nominated the following incumbent directors to a one-year term: Arthur Dulik, Jr., John J. LaFalce, Richard J. Lashley, Thomas M. O’Brien, John F. Picciano, Suzanne H. Rueck and Jeffrey S. Wilks. In addition, Michael Donahue and Donald C. Fleming were initially elected to the Board effective March 1, 2011, after completion of a search conducted by the Nominating & Corporate Governance Committee. The Board believes that the addition of Mr. Donahue and Mr. Fleming, with their background, specific knowledge and experience with financial services companies, is consistent with the increasing business and regulatory demands on financial services boards of directors. Accordingly, the Board, upon recommendation of the Nominating & Corporate Governance Committee, has nominated Mr. Donahue and Mr. Fleming to a one-year term.

          Andrew J. Simons has reached the mandatory retirement age set forth in the Company’s Bylaws and will be retiring from the Board of Directors on the day prior to the Annual Meeting. At its February 2011 meeting, the Board resolved to increase the size of the Board from ten (10) to twelve (12) members and elected Messrs. Fleming and Donahue as members of the Board. On that date the Board also resolved to decrease the size of the Board by one effective upon Mr. Simons’ retirement.

          Properly completed and signed proxies returned by Stockholders and not revoked will be voted for the election of the above nominees as directors unless Stockholders instruct otherwise on the proxy. If any nominee shall become unavailable for election, which is not anticipated, the shares represented by proxies which would otherwise have been voted for such nominee, in accordance with this Proxy Statement, will be voted for such substitute nominee as may be designated by the Board of Directors.

          The following table contains the names and ages of the current directors of the Company whose terms will continue beyond the Meeting and those directors of the Company whose terms expire at the Meeting who have been nominated for re-election, with those directors who presently are nominated for re-election at the Meeting listed first. Opposite the name of each director is the year each first became a director of the Company or the Bank and the year such person’s term of office expires. Also listed are the committees on which each director serves.

Name and Age	Director Since	Year Term Expires	Committees
Nominees
Michael Donahue (49)	2011	2011
Arthur Dulik, Jr. (64)	1996	2011	Audit(1), Executive
Donald C. Fleming (62)	2011	2011
John J. LaFalce (71)	2007	2011	Compensation, Compliance(2),
			Nominating & Governance
Richard J. Lashley (52)	2009	2011	Asset Liability, Audit, Nominating
			& Governance
Thomas M. O’Brien (60)	2006	2011	Asset Liability, Compliance(2),
			Executive(1), Loan(2)
John F. Picciano (67)	1989	2011	Asset Liability(1), Audit, Nominating
			& Governance
Suzanne H. Rueck (48)	1992	2011	Audit, Loan(2)
Jeffrey S. Wilks (51)	2001	2011	Asset Liability, Compensation(1),
			Executive
Directors Continuing in Office
Thomas E. Christman (70)	2001	2012	Executive, Loan(2), Nominating &
			Governance(1)
Nicos Katsoulis (51)	2007	2012	Compliance(2), Executive, Loan(1)(2)

(1)	Chairperson of committee
(2)	Bank committee

          Set forth below is biographical information for each director as well as each director’s special knowledge and skills that qualify him or her to be a director.

Director Nominees

          Michael Donahue was Global Head of Securitization of BNP Paribas, London from 2001 to 2005. Prior to that from May 2000 to July 2001 he was Managing Director and Co-Head, Securitization and Structured Credit Derivatives of Merrill Lynch International, London, for Europe, the Middle East and Africa. He also worked for Deutsche Bank as Director, European Securitization Group, and Lehman Brothers, Inc. as Associate, Mortgage Finance Group. Since he resigned from BNP Paribas in 2005, Mr. Donahue has been managing his personal investment portfolio. Mr. Donahue served for 10 years in the United States Army and was an associate in the Capital Markets Group at the law firm of Cadwalader, Wickersham & Taft. The Board believes that Mr. Donahue is qualified to be a member of the Board due to his extensive experience in commercial real estate and asset securitization, mortgage finance and financial risk management. He received a BS in Business Management from the University of Maryland and a JD with a concentration in business law and regulation from Cornell Law School. Mr. Donahue is admitted as an attorney to the Bar of the State of New York. He received a Series 7 and Series 63 license in the U.S. and UK FSA CF-21 license as an investment advisor (licenses are currently inactive).

          Arthur Dulik, Jr. retired as the Chief Financial Officer of Nycomed US, Inc. (formerly ALTANA Inc., Pharmaceuticals), the U.S. subsidiary of an international pharmaceutical company, in May 2010, where he also served as a director. He had worked in such capacity since January 2007. Prior to that, from July 2004, Mr. Dulik served as Senior Vice President, Finance of ALTANA Pharma US Inc. and, before that, was Senior Vice President, Finance of ALTANA Inc. from March 1980. Mr. Dulik is a Certified Public Accountant licensed in New York with over twelve years diversified audit experience with Deloitte & Touche where he developed a specialty with money center and community banking clients. As a member of the Bank’s Advisory Board from 1980 to 1996, as a Director since 1996 and having served on all key committees, Mr. Dulik is familiar with the Company’s operations and strategic challenges. In his current position, Mr. Dulik is knowledgeable of Long Island business conditions and related economic factors. The Board of Directors also believes that Mr. Dulik is a qualified candidate for the Board due to his extensive financial and industrial experience on Long Island, particularly his familiarity with executive policy making, business and risk management strategies, mergers and acquisitions and accounting and financial reporting. Mr. Dulik is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accounts. Mr. Dulik has a BS in Business Administration from Baruch College.

          Donald C. Fleming, now retired, has 30 years relevant banking experience, most recently as Chief Financial Officer of Atlantic Bank, the U.S. wholly-owned subsidiary of the National Bank of Greece, from 2004 to 2006. Prior to that he worked at Staten Island Bancorp, Inc., which was a publicly traded bank holding company, where he was Chief Financial Officer from 2003 to 2004 and Senior Vice President, Strategic Planning & Technology from 1997 to 2004. He also served as Executive Vice President and Chief Financial Officer as well as a member of the board of directors of North Side Savings Bank, a publicly traded savings bank, from 1988 to 1996. The Board of Directors believes that Mr. Fleming is a qualified to be a member of the Board due to his being a seasoned financial executive with prior board of directors experience and extensive background in all areas of bank finance and operations including strategic planning, mergers and acquisitions, investor relations, asset/liability management, financial and SEC reporting, taxation and technology. Mr. Fleming received a BS in Accounting from Fordham University. He is a Certified Public Accountant licensed in New York (status inactive), and is a member of the American Institute of Certified Public Accountants and a member of the New York Society of Certified Public Accountants.

          John J. LaFalce, an attorney and former United States Congressman, has been Special Counsel to Hogan Willig, a law firm located in Amherst, New York since 2006. Mr. LaFalce is a member of the New York State Banking Board, the Individual Investor Advisory Committee to the New York Stock Exchange and a mediator for cases in the U.S. federal courts for the Western District of New York. From 2007 to 2009, Mr. LaFalce was a Distinguished University Fellow at Niagara University, New York and from 2003 to 2006 he was the Peter Canisius Distinguished University Professor at Canisius College, New York. From 1975 to 2002 Mr. LaFalce was a United States Congressman for Western New York, serving on the Small Business Committee, which he chaired from 1987 through 1994, and the Financial Services Committee on which he was the ranking member from 1998 through 2002. During this service, Mr. LaFalce authored or co-authored most federal banking and small business laws. After his service as a Congressman, Mr. LaFalce was Counsel to Household Finance, HSBC, Golden West Financial and Wachovia. The Board of Directors believes that Mr. LaFalce’s extensive experience in Congress, especially as a member of the Financial Services Committee, has given him knowledge and skills in regulation of financial institutions that qualify him to be a member of the Board. Mr. LaFalce serves or has served on a number of boards, advisory boards and committees of the following: the National Italian American Foundation, the National Alliance to End Homelessness, the Canadian/American Business Council and the Canadian American Border Trade Alliance. Mr. LaFalce has a BS in Social Sciences from Canisius College and a JD from Villanova University School of Law as well as numerous honorary doctorate degrees, including one from St. John’s University in Queens.

          Richard J. Lashley is an Investment Manager at PL Capital, LLC, an investment firm he co-founded in 1996 which focuses exclusively on the banking industry. PL Capital owns positions in numerous banks and thrifts nationwide. Mr. Lashley is a Certified Public Accountant licensed in New Jersey (status inactive). He worked for twelve years at KPMG Peat Marwick, the first nine years as an auditor focusing on banks, thrifts and mortgage companies in New Jersey and New York and the last three years as a Managing Director in KPMG’s Financial Services Corporate Finance practice advising banks and thrifts nationwide on mergers and acquisitions. Since 1999, Mr. Lashley has served on the boards of directors of several banks, most recently, since 2008, at Community Federal Savings Bank, a privately held savings and loan in Queens, NY and its parent, Community FSB Holding Company, where he serves on the Audit Committee. From 2003 to 2004, Mr. Lashley served on the board of directors of Central Bancorp, Inc. and its subsidiary Central Cooperative Bank, a thrift holding company and thrift, respectively, based in Somerville, Massachusetts. The Board of Directors believes that Mr. Lashley’s extensive experience auditing financial institutions and advising with respect to mergers and acquisitions as well as managing investments in banks and thrifts qualify him to be a director. Mr. Lashley is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. Mr. Lashley has a BS in Business Administration from Oswego State University and an MBA in Accounting from Rutgers University.

          Thomas M. O’Brien is President and Chief Executive Officer of State Bancorp, Inc. and State Bank of Long Island, a position he has held since April 2007, and prior to that was the President and Chief Operating Officer of the Company and the Bank from November 2006 to April 2007. Mr. O’Brien has 34 years of progressively more senior executive management experience in banking including serving as President and Chief Executive Officer of four financial institutions. His most recent positions prior to joining the Company were as President and Chief Executive Officer of New York Commercial Bank from April 2006 until July 2006 and President and Chief Executive Officer of Atlantic Bank of New York from 2000 until April 2006. Mr. O’Brien is active in banking industry national and state trade associations and has testified before the U.S. House and Senate committees on matters of banking regulation and tax reform. Mr. O’Brien serves on the board of directors of the Federal Home Loan Bank of New York and Prudential Insurance Annuity Funds, where he is chairman of the Audit Committee. The Board of Directors believes that Mr. O’Brien is a highly qualified member of the Board due to his extensive experience in and knowledge of the financial services industry. Mr. O’Brien has a BA from Niagara University and an MBA from Iona College.

          John F. Picciano is a practicing attorney and is the Senior Partner of Picciano & Scahill P.C., a trial litigation firm located in Long Island, where he has been a partner since 1992. The firm routinely represents many corporate entities throughout the Bank’s marketing area in matters of complex litigation. Mr. Picciano is also a retired Special Agent of the Federal Bureau of Investigation and has served as a Nassau County Deputy Attorney and president of a civic homeowners association. The Board of Directors believes that Mr. Picciano is qualified to be a member of the Board due to his 21 years experience as a director whereby he has acquired knowledge and skills in banking and financial matters, having served on several key committees and is familiar with many of the Bank’s clientele and key competitive institutions throughout its marketing area. In addition, as an attorney, Mr. Picciano also possesses a valuable understanding of the legal system and an ability to assess and evaluate risk from a legal and business standpoint. Mr. Picciano is a member of the Nassau County Bar Association and is licensed to practice in New York and in federal district court. Mr. Picciano has a BS in Biology from Fordham College and a JD from Fordham Law School.

          Suzanne H. Rueck has been the President and Owner of SHR Design, Ltd., a customized interior design firm for both residential and commercial projects since 2004. Ms. Rueck also has 14 years experience in managing the New Hyde Park Inn, a family owned restaurant and catering facility. The Board of Directors believes that Ms. Rueck’s experience owning and operating local businesses on Long Island in addition to her 19 years experience on the Board including her service on various Board committees have enabled her to acquire knowledge in banking and financial matters as well as knowledge of the local economy that qualify her to be a member of the Board. Ms. Rueck is a member of the board of directors of the Theodore Roosevelt Council of the Boy Scouts of America, and chairman of “Scouting for Food” for five years, a member of the American Society of Interior Design and a member of the U.S. Green Building Council. Ms. Rueck has a BA in Fine Arts and Art History from Adelphi University and a BFA in Interior Design from New York School of Interior Design.

          Jeffrey S. Wilks is a Principal and Executive Vice President of Spiegel Associates, a private real estate ownership and development company. From 1992 to 1995 Mr. Wilks was an Associate Director of Sandler O’Neill, an investment bank specializing in the banking industry. Prior thereto, from 1981, Mr. Wilks was a Vice President of Corporate Finance at NatWest USA and Vice President of NatWest USA Capital Corp. and NatWest USA Equity Corp., each an investment affiliate of NatWest USA. Mr. Wilks serves on the board of directors of the New Cassel Business Association and is a member of the board and treasurer of the Museum at Eldridge Street. Mr. Wilks served as Director of the Banking and Finance Committee of UJA from 1991 to 2001. The Board of Directors believes that Mr. Wilks’ experience in banking, finance and investments qualifies him to serve on the Board. Mr. Wilks earned his BSBA in Accounting and Finance from Boston University.

Directors Continuing in Office

          Thomas E. Christman is currently retired. Prior to his retirement in 2000, Mr. Christman was a director and consultant at Quick & Reilly/Fleet Securities, Inc. for 10 years where he was responsible for developing international business. He also served for 20 years as the Chief Executive Officer of CM&M Group, an institutional market-making securities firm with offices in the major money market centers in the U.S. and in numerous European and Asian locations. For the last seven of those 20 years, he operated this entity within HSBC Capital Markets where he served as Chairman of HSBC’s global capital markets planning committee. Mr. Christman is a Certified Public Accountant licensed in New York (status inactive) with four years experience at Price Waterhouse & Co. Mr. Christman also has two years experience as an Assistant Professor of Accounting at Iona College and 10 years experience as an Adjunct Professor of Finance at St John’s University. Mr. Christman serves on the board of directors of St. Francis Hospital, Mercy Hospital and Catholic Healthcare of Long Island. The Board of Directors believes Mr. Christman’s experience and knowledge of the capital markets and of financial accounting and reporting qualify him to be a member of the Board. Mr. Christman has a BBA in Accounting from Iona College and an MBA in Corporate Finance from Hofstra University.

          Nicos Katsoulis is a private real estate investor. From 1991 to 2006, Mr. Katsoulis was employed by Atlantic Bank of New York, serving as Executive Vice President and Chief Lending Officer where he was responsible for all lending, including commercial real estate, construction and industrial, shipping, leasing and special projects such as real estate activities of Atlantic Bank. During his time at Atlantic Bank, Mr. Katsoulis was also responsible for all workouts in the early 1990s and was President of Worthington LP, a “bad bank” affiliate of Atlantic Bank that held problem assets originated by Atlantic Bank in the 1980s, and which was successfully resolved. The Board of Directors believes Mr. Katsoulis’s experience in commercial lending makes him a qualified member for the Board since at Atlantic Bank, Mr. Katsoulis was instrumental in reducing problem loans and revamping lending policies. Mr. Katsoulis is a member of the Hellenic American Chamber of Commerce. Mr. Katsoulis has a BS in Economics from the London School of Economics and an MBA in Finance from Columbia University.

          The above-listed persons are also presently serving as directors of the Bank, with the term of each to expire in the same year in which his or her term as director of the Company is to expire. It is anticipated that each director of the Company elected at the Meeting will shortly thereafter be elected to a one-year term as director of the Bank.

          The Board of Directors held ten (10) meetings during 2010. During the year ended December 31, 2010, each director of the Company attended at least 75% of the total of the number of Board meetings held (while he or she was a director) and the number of meetings held by all committees of the Board on which he or she served (while he or she served).

Vote Required for Approval

          Election of a nominee for director requires the affirmative vote of a majority of the votes cast in favor of or withheld from the election of a nominee by Stockholders present in person or by proxy and entitled to vote at the Meeting. Any incumbent director who receives a greater number of the votes cast as withheld from his or her election than in favor of his or her election shall immediately tender his or her resignation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS

Named Executive Officers

          The names, ages and positions of the current senior management of the Company and the Bank as of December 31, 2010 are as follows:

Name	Age	Position (and served since)
Thomas M. O’Brien	60	President and Chief Executive Officer of the Company and the Bank since 2007; President and Chief Operating Officer of the Company and the Bank from 2006 until 2007

Brian K. Finneran	53	Chief Financial Officer of the Company since 2007; Secretary and Treasurer of the Company from 1997 to 2007; Executive Vice President and Chief Financial Officer of the Bank since 1997

Patricia M. Schaubeck	50	General Counsel of the Company and the Bank since 2007

Thomas A. Iadanza	52	Chief Lending Officer of the Bank since 2010

Thomas L. Nigro	64	Director of Retail Banking of the Bank since 2008

          Thomas M. O’Brien has served as President and Chief Executive Officer of the Company and the Bank since 2007 and President and Chief Operating Officer of the Company and the Bank from 2006 until 2007. Mr. O’Brien is responsible for developing and executing the strategic plans and policies as approved by the Board of Directors. Prior to joining the Company, Mr. O’Brien served as President and Chief Executive Officer of Atlantic Bank of New York from 2000 to April 2006. Following Atlantic Bank of New York’s acquisition by New York Community Bancorp in April 2006, Mr. O’Brien served as President and Chief Executive Officer of New York Commercial Bank, a subsidiary of New York Community Bancorp, until July 2006.

          Brian K. Finneran has served as Chief Financial Officer of the Company since 2007, Secretary and Treasurer of the Company from 1997 to 2007 and Executive Vice President and Chief Financial Officer of the Bank since 1997. Mr. Finneran is responsible for treasury operations, budgeting, investments, asset/liability management, accounting operations, financial and tax reporting and planning.

          Patricia M. Schaubeck, an attorney, has served as General Counsel of the Company and the Bank since 2007. Prior to joining the Bank, Ms. Schaubeck practiced law with the Long Island firm of Ruskin Moscou Faltischek, P.C. where she represented financial institutions and real estate clients from 2001 to 2007. From 1999 to 2001, Ms. Schaubeck served as Associate General Counsel with Haven Bancorp, Inc. in Westbury, New York. Ms. Schaubeck has also been associated with White & Case, LLP and other New York City law firms as well as serving in various capacities with New York Bancorp, Inc., a Queens-based savings and loan holding company.

          Thomas A. Iadanza has served as Chief Lending Officer of the Bank since May 2010. Mr. Iadanza is responsible for commercial, industrial, real estate, small business and consumer lending of the Bank as well as overall lending strategy. Prior to joining the Bank, Mr. Iadanza served as President/Sector Chief Executive Officer Commercial Banking Metro NY at Sovereign Bank where he was employed from 2004 to 2010. From 2001 to 2004, Mr. Iadanza was Managing Director of the Commercial Markets Group for Citibank, N.A.

          Thomas L. Nigro has served as Senior Vice President, Director of Retail Banking of the Bank since 2008 and is responsible for insuring the expansion of deposit market share. Prior to joining the Bank, Mr. Nigro served as Executive Vice President Retail Banking at New York Community Bancorp from 2006 to 2007. From 2001 until 2007, he was a Senior Executive and Group Head of Community Banking at Atlantic Bank of New York.

CORPORATE GOVERNANCE

          The Board of Directors has adopted Corporate Governance Guidelines that contain a number of corporate governance initiatives designed to comply with the NASDAQ corporate governance listing standards, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC. The Company has also adopted charters for the Joint Executive Compensation Committee, Nominating & Corporate Governance Committee (“Nominating & Governance Committee”) and Audit Committee in order to implement these rules and standards. The committee charters, Corporate Governance Guidelines, the Company’s Code of Ethics for Chief Executive and Senior Financial Officers and the Company’s Code of Ethics and Business Conduct are available for review at the Company’s website, www.statebankofli.com.

Director Independence

          The Board of Directors is comprised of a majority of independent directors, as affirmatively determined by the Board of Directors, in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and the applicable rules of NASDAQ. The Board of Directors has adopted a set of independence standards to aid it in determining director independence (the “Director Independence Guidelines”) in accordance with the NASDAQ corporate governance listing standards. Pursuant to these independence standards, a director must not have a relationship with the Company, other than as a director, which would interfere with the exercise of independent judgment. The Director Independence Guidelines are available at the Company’s website at www.statebankofli.com. The Board of Directors conducted an annual review of director independence. During this review, the Board of Directors considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates, and equity investors, including those reported under “Certain Relationships and Related Party Transactions” in this Proxy Statement. The purpose of the review was to determine whether any such relationships were inconsistent with a determination that the director is independent. As a result of this review, the Board of Directors determined that nominees Michael Donahue, Arthur Dulik Jr., Donald C. Fleming, John J. LaFalce, Richard J. Lashley, John F. Picciano, Suzanne H. Rueck and Jeffrey S. Wilks and continuing directors Thomas E. Christman and Nicos Katsoulis meet the Company’s standard of independence. In determining that Mr. Wilks is independent, the Board of Directors took into account the transaction between the Bank and Westbury Plaza Associates, L.P., which is further described under the caption “Certain Relationships and Related Party Transactions” in this Proxy Statement. The remaining nominee, Mr. O’Brien, who is an executive officer of the Company, was determined not to be an independent member of the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

          The Board of Directors has evaluated the issue of whether to combine or separate the roles of Chief Executive Officer and Chairman of the Board of Directors and has decided to separate such roles. Currently, Thomas M. O’Brien is the Chief Executive Officer and President of the Company and Thomas E. Christman is the Non-Executive Chairman of the Board. The Board of Directors believes, at this time, that the separation of these roles provides the appropriate oversight of management because it will help to avoid any perceived dominance of the Board by management and balance the function of management by having an independent overseer.

          Various committees of the board of directors of the Company and the Bank have a role in risk oversight. The Audit Committee has the responsibility to discuss with management the Company’s enterprise risk management program and the steps management has taken to identify, monitor and mitigate significant risks. At the request of the Audit Committee, the Enterprise Risk Manager periodically attends Audit Committee meetings and discusses the enterprise risk management program. Other committees of the Board monitor specific risks. The Loan Committee of the Bank monitors credit risk, the Asset Liability Committee of the Bank monitors interest rate and liquidity risk and the Compliance Committee of the Bank monitors regulatory compliance, Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) and

security. The Executive Compensation Committee monitors risk arising from compensation policies and practices. There are also management Loan, ALCO and Compliance committees that monitor the corresponding risks and report to the respective Board committees. The Company has risk management, compliance, security, audit, and BSA/AML departments, all of which monitor risk. The internal audit department reports directly to the Audit Committee. All of the executive officers in charge of departments that monitor risk periodically report to the Board, or a specific committee, if appropriate, as to risk management.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

          The Audit Committee is comprised of four (4) directors, each of whom has been determined by the Board of Directors to be independent as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules and Rule 10A-3 of the Exchange Act and free from any relationship that would interfere with the exercise of his or her independent judgment. The Board of Directors has also determined that each member of the Audit Committee also satisfies the experience and financial literacy requirements of NASDAQ and SEC Rule 10A-3 and Section 10A of the Exchange Act. These requirements provide that all members of the Audit Committee shall be financially literate at the time of appointment within the meaning of the applicable NASDAQ listing requirement and at least one member of the Audit Committee shall be an audit committee financial expert, within the definition of applicable rules. The Board of Directors has determined that each of Messrs. Dulik and Lashley qualifies as an “audit committee financial expert” as such term is defined by the SEC.

Audit Committee

          The management of the Company is responsible for the financial reporting process and the related internal controls. The Audit Committee assists the Board of Directors in fulfilling its responsibility to Stockholders by monitoring the quality and integrity of the Company’s financial reports, including the related systems of internal controls risk assessment and risk management processes and accounting and reporting practices. The Audit Committee acts under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.statebankofli.com. Its duties include selecting and retaining, and terminating when appropriate, the Company’s independent registered public accounting firm; reviewing the qualifications, independence and performance of the Company’s independent registered public accounting firm; reviewing the scope, magnitude and budgets of all examinations of the Company’s financial statements by the Company’s independent registered public accounting firm; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving the costs and types of audit and non-audit services performed by the Company’s independent registered public accounting firm; meeting with the Company’s independent registered public accounting firm not less than once a year without Company representatives to discuss internal controls and accuracy and completeness of the financial statements; receiving analyses and comments regarding accounting pronouncements; overseeing the internal audit function; reviewing and concurring the appointment, replacement, or dismissal of the chief audit executive; reviewing with management and the chief audit executive the charter, budget and ratification of the internal audit function; reviewing and approving the annual audit plan; reviewing and approving any outsourcing arrangements; reviewing the results of audits with the Company’s independent registered public accounting firm, the internal auditors and management with a focus on difficulties encountered, material errors or irregularities, weaknesses in internal accounting controls, reviewing and evaluating the adequacy of the Company’s risk management process, and notifying the Board of Directors of major problems or deficiencies discovered with respect to its duties.

          The Audit Committee held six (6) meetings in 2010. Its current members are Messrs. Dulik (Chair), Lashley and Picciano and Ms. Rueck.

Nominating & Governance Committee

          The Nominating & Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. In addition, the Committee is responsible for developing criteria for the selection and evaluation of directors and recommends to the Board of Directors candidates for election as directors and senior management. The Board of Directors has determined that each of the members of the Committee meets the definition of “independence” set forth in NASDAQ’s corporate governance listing standards and the Director Independence Guidelines adopted by the Company’s Board of Directors. The Committee is composed of Messrs. Christman (Chair), LaFalce, Lashley and Picciano, each of whom is “independent” within the meaning of the listing standards of the NASDAQ, is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Committee met six (6) times in 2010.

          The Nominating & Governance Committee believes that nominees for director should satisfy the following minimum qualifications:

(1)	Be at least 21 years of age, but no more than 72 years of age, as of the date of the annual meeting at which such candidate is proposed to be elected to the Board of Directors;

(2)

Own the lesser of $150,000 of Common Stock or 20,000 shares of Common Stock, as required by the Company’s By-laws and as specified in Director ownership guidelines, such ownership requirement to be phased in over time (see “Stock Ownership Guidelines” below);

(3)	Possess sufficient and relevant business experience to enable them to perform the duties and undertake the responsibilities required of a member of the Board of Directors of a banking company;

(4)	Demonstrate willingness to apply sound and independent business judgment;

(5)	Possess the ability to read and understand Bank financial statements;

(6)	Demonstrate high moral character and integrity;

(7)	Possess an ability to work effectively with others;

(8)	Have sufficient time to devote to the affairs of the Company; and

(9)	Be free from conflicts of interest that would prevent the fulfillment of the director’s duties to the Company.

In addition, the Company’s Corporate Governance Guidelines provide that:

(10)	A majority of Board members must qualify as independent in accordance with SEC and NASDAQ rules;

(11)	At least 2/3 of the Board must be non-management and non-former management of the Company and the Bank;

(12)	No non-management director may serve on a board of directors of a common for profit, publicly traded company with any other Board member;

(13)	No non-management director may have a common for-profit employer with any other Board member;

(14)	Any non-management director who retires or materially changes their position at their current employment should volunteer to resign from the Board immediately;

(15)	Any employee director who terminates employment with the Company or the Bank must resign from the Board at the next annual meeting of Stockholders.

          In considering qualified candidates for membership on the Board of Directors, the Board does not discriminate on the basis of race, sex, religion, ancestry, national origin or disability. The Nominating & Governance Committee reviews the qualifications and backgrounds of the candidates, as well as the overall composition of the Board of Directors. The Board of Director’s diversity policy with respect to director nominees is contained in the Company’s Corporate Governance Guidelines. The Board believes that the current composition of its members achieves the goals of its diversity policy. The Board values members with a variety of perspectives and skills. Such views and expertise may be derived from experience with public or private companies, government service or academia. Ideally, Board members should have familiarity with accounting and banking regulatory rules and practices, including regulation of financial institutions, government and community affairs in the areas in which the Company does business, banking, finance and management and regulation of public companies. The Board will consider nominees in light of the knowledge, skills and experience already possessed by other members of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating & Governance Committee reviews such directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with the Company during their terms. After considering the candidates, the most highly qualified candidates will be interviewed by the Committee and senior management. The full Committee will then meet to discuss and approve the final slate of candidates to be recommended to the Board of Directors for nomination. The Nominating & Governance Committee evaluates whether a candidate is independent within the meaning of the Company’s independence guidelines.

          Recommendations for nomination may be made by members of the Committee or by Stockholders, other directors, senior management or, if the Committee so elects, by a search firm. The Committee will consider a candidate recommended by Stockholders if such candidate has consented in writing to his or her nomination, the recommendation is submitted in writing to the Committee within the time permitted by the By-Laws for a Stockholder nomination, the information required by the By-Laws for a Stockholder nomination accompanies the recommendation and the minimum stock ownership criteria set forth in the By-Laws for a Stockholder nomination are met. Stockholders may also nominate candidates directly at the annual meeting, provided that they comply with the information, time and share ownership requirements set forth in the Company’s By-Laws. For a copy of the applicable By-Law provisions, please submit a request in writing to the Secretary of the Company, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753. The Committee will evaluate recommendations from Stockholders meeting these requirements in the same manner as all other candidates for nomination. The Nominating & Governance Committee nominating procedure is posted on the Company’s website at www.statebankofli.com.

Executive Compensation Committee

          The members of the Company’s Executive Compensation Committee also serve as members of the Executive Compensation Committee of the Bank. For purposes of convenience, the Executive Compensation Committees of both the Bank and the Company will hereinafter be referred to collectively as the “Compensation Committee.”

          The Compensation Committee’s primary purpose is to assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the Company’s three most highly compensated executive officers during 2010, other than the CEO and the CFO (collectively, the Named Executive Officers or “NEOs”). The Compensation Committee adopts, administers, approves and ratifies awards under incentive compensation and stock plans. It also oversees preparation of executive compensation disclosures for inclusion in the Company’s Proxy Statement. The charter of the Compensation Committee is available on the Company’s website at www.statebankofli.com through the Investor Relations, Corporate Governance section, and is also available in print upon request (submit request for copies of the charter to State Bancorp, Inc., Attn: Janice Clark, Secretary, Two Jericho Plaza, Jericho, New York 11753).

          The Compensation Committee reviews and approves the corporate goals and objectives relevant to the compensation of the Named Executive Officers, evaluates performance and sets the compensation levels for the Named Executive Officers based on its delegated authority and recommends to the Board of Directors the compensation level of the CEO. The Compensation Committee has the delegated authority, in its discretion, to fix awards under the Company’s cash incentive compensation plan and long-term equity incentive plan. The Compensation Committee may also recommend to the Board that the Company make long-term or short-term incentive awards outside the scope of the Company’s established plans. The Compensation Committee may not delegate its authority.

          In connection with its review and approval of Named Executive Officer and employee compensation plans, the Compensation Committee determines whether any of the Company’s compensation practices create risks that are reasonably likely to have a material adverse effect on the Company. As part of its evaluation of Company compensation plans, required under the Capital Purchase Program (see “Risk Analysis of Compensation Programs” in this Proxy Statement), the Compensation Committee has determined, for the reasons set forth in the Compensation Discussion and Analysis below, that the Company’s compensation practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

          The members of the Company’s Compensation Committee are Jeffrey S. Wilks (Chair), John J. LaFalce and Andrew J. Simons, each of whom is “independent” within the meaning of the listing standards of the NASDAQ, is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee met six (6) times in 2010.

Communication with the Board of Directors

          The Board of Directors does not currently provide a process for Stockholders to send communications to the Board of Directors or any of the directors individually. The Company believes that senior management, as opposed to individual directors, provides the public voice of the Company, and that Stockholders can effectively communicate with the Company by contacting the management of the Company through either regular mail, e-mail or in person. Stockholders also have meaningful access to the Board of Directors through the Stockholder proposal process, which is described in detail below under “Stockholder Proposals.”

Annual Meeting Attendance

          The Company encourages, but does not require, all of its directors to attend annual Stockholders’ meetings of the Company. Last year all of the directors were in attendance at the 2010 annual meeting of the Company’s Stockholders.

Stock Ownership Guidelines

          The By-laws require that every director must be a Stockholder of the Company. The Board of Directors believes that its members should develop a meaningful equity ownership of the Company over time. Stock ownership aligns the interests of the Board with that of Stockholders. Under the Company’s Corporate Governance Guidelines, each director must beneficially own a minimum of the lesser of $150,000 worth of Common Stock (calculated based on the cost of direct purchase, the market value at the date of vesting of restricted stock and the exercise price paid to exercise stock options) or 20,000 shares. Directors must achieve the minimum ownership requirements within four (4) years of becoming a Director; however, current Directors with three (3) or more years of service as of February 24, 2009 must achieve the minimum ownership requirements within two (2) years of May 1, 2009.

DIRECTOR COMPENSATION

          Each Director (other than the non-executive chair) who was not an employee of the Bank or the Company receives an annual retainer of $10,000, an annual committee retainer fee of $5,500 for each committee on which a Director sits and an annual committee chair fee for each committee a Director chairs. Committee chair fees are $8,500 for the Audit Committee, $6,500 for the Loan Committee, and $4,000 for Compensation, Nominating & Governance and all other committees. The non-executive chair of the Board receives only a $35,000 annual retainer fee and no Board or committee meeting attendance fees are paid.

          Directors may elect to defer the receipt of all or any portion of their director’s compensation. Amounts deferred are allocated to a deferred compensation account, which earns interest at the applicable federal long-term rate published by the Internal Revenue Service for the first month in each calendar quarter, reset quarterly. All accounts will be unfunded and general obligations of the Bank. Distributions from a deferred compensation account commence after termination of service on the Board of Directors, death or disability, or at a date previously designated by the participating Director.

          The Company maintains the 2008 Non-Employee Directors Stock Plan (the “Directors Stock Plan”). The Directors Stock Plan is designed to increase Directors’ beneficial ownership in the Company and more closely tie their interest in the long-term growth and profitability of the Company with that of Stockholders.

          Under the Directors Stock Plan, non-employee directors currently receive an annual grant of 1,500 shares of Common Stock, or such greater or lesser number of shares of Common Stock as the Compensation Committee may determine, in consideration for services rendered as a director for the previous year. The shares are fully vested and non-forfeitable on the date of grant and carry full voting and dividend rights from the date of grant. Shares awarded may not be sold or transferred as long as the recipient remains a member of the Board.

          For services rendered during 2010, on January 3, 2011 each Director was awarded 1,500 shares of Common Stock. Dr. K. Thomas Liaw, a former director who served as a director until the 2010 annual meeting of Stockholders received a prorated award of 500 shares.

          The following table shows the compensation paid to each Director for the year ending December 31, 2010. Stock awards granted in 2010 were for services rendered in 2009.

Director Compensation Table – Fiscal Year 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)	Total ($)
Thomas E. Christman	33,333	10,950	0	0	0	0	44,283
Arthur Dulik, Jr.	28,000	10,950	0	0	0	0	38,950
Nicos Katsoulis	31,000	10,950	0	0	0	0	41,950
John J. LaFalce	25,000	10,950	0	0	0	0	35,950
Richard J. Lashley	23,667	2,738	0	0	0	0	26,405
K. Thomas Liaw	6,833	10,950	0	0	0	0	17,783
John F. Picciano	27,667	10,950	0	0	0	0	38,617
Suzanne H. Rueck	20,000	10,950	0	0	0	0	30,950
Andrew J. Simons	23,500	10,950	0	0	0	0	34,450
Jeffrey S. Wilks	28,500	10,950	0	0	0	0	39,450

(1)

Represents the aggregate grant-date fair value of shares of Company Common Stock granted to the director during 2010, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. The grant date fair value of the award is $7.30 per share.

(2)	Represents interest earned on deferred compensation account balance at a rate in excess of 120% of the applicable federal long-term rate published by the Internal Revenue Service.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND
NAMED EXECUTIVE OFFICERS

Stock Ownership of Certain Beneficial Owners

          To the knowledge of management, as of the record date, March 18, 2011, the only persons owning beneficially or of record more than 5% of the outstanding shares of Common Stock are the following:

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Class (1)
State Bancorp, Inc.	1,286,380(2)	7.62%
Employee Stock Ownership Plan
Two Jericho Plaza
Jericho, NY 11753

BlackRock, Inc	1,097,347(3)	6.50%
40 East 52nd Street
New York, NY 10022

(1)	Based on the 16,877,446 total outstanding shares of Common Stock as of March 18, 2011.

(2)

Based on the Schedule 13G/A filed with the SEC on February 11, 2011. Includes 1,265,817 shares of Common Stock held under the ESOP and 20,563 shares of Common Stock held under the 401(k) Plans. The Company, as Plan fiduciary shares voting and investment power with Plan participants.

(3)	Based on the Schedule 13G/A filed with the SEC on February 8, 2011. BlackRock, Inc. has sole voting power and sole dispositive power over 1,097,347 shares of Common Stock.

Stock Ownership of Directors and Executive Officers

          The following table sets forth the beneficial ownership of Common Stock as of March 16, 2011 by each director, each of the Company’s Named Executive Officers and by all current directors and executive officers as a group. Each director and/or officer has sole voting and investment power over his or her shares of Common Stock except as otherwise indicated below.

Name	Number of Shares	Percent of Total(18)
Thomas E. Christman	24,328	*
Michael Donahue(1)	1,000	*
Arthur Dulik, Jr.(2)	35,935	*
Donald C. Fleming(3)	1,000	*
Nicos Katsoulis	10,720	*
John J. LaFalce(4)	14,036	*
Richard J. Lashley(5)	501,972	2.95%
Thomas M. O’Brien(6)(15)(16)	519,649	3.05%
John F. Picciano(7)	70,830	*
Suzanne H. Rueck(8)	61,566	*
Andrew J. Simons(9)	12,029	*
Jeffrey S. Wilks(10)	485,105	2.85%
Brian K. Finneran(11)(15)(16)	139,059	*
Patricia M. Schaubeck(12)(15)(16)	42,284	*
Thomas A. Iadanza(13)(15)(16)	30,382	*
Thomas L. Nigro(14)(15)(16)	13,442	*
All Directors and Executive Officers as a group (16 persons)(15)(16)(17)	1,963,337	11.54%

*	Less than 1%.

(1)	Includes 1,000 shares as to which Mr. Donahue shares voting and investment power.

(2)	Includes 23,908 shares to which Mr. Dulik shares voting and investment power.

(3)	Includes 1,000 shares as to which Mr. Fleming shares voting and investment power.

(4)	Includes 10,798 shares to which Mr. LaFalce shares voting and investment power.

(5)

Mr. Lashley has a 50% equity interest in, and is one of two Managing Members of, PL Capital LLC (“PL Capital”). Includes 205,130 shares owned by Financial Edge Fund, L.P. with which Mr. Lashley shares voting and investment power due to his interest in PL Capital, the general partner of Financial Edge Fund, L.P. Includes 91,590 shares owned by Financial Edge Strategic Fund, L.P. with which Mr. Lashley shares voting and investment power due to his interest in PL Capital, the sole general partner of Financial Edge Strategic Fund, L.P. Includes 71,187 shares owned by PL Capital/Focused Fund, L.P. with which Mr. Lashley shares voting and investment power due to his interest in PL Capital, the sole general partner of PL Capital Focused Fund. Includes 94,481 shares owned by Goodbody /PL Capital, L.P. due to his 50% equity interest in and that he is one of two Managing Members of, Goodbody/PL Capital, LLC, the sole general partner of Goodbody/PL Capital, L.P. Goodbody/PL Capital, L.P. has pledged 62,231 shares pursuant to a margin account arrangement. The margin balance outstanding, if any, pursuant to such arrangement may vary from time to time. Includes 30,709 shares owned by Red Rose Trading Estonia OU, with which Mr. Lashley shares voting and investment power due to his interest in PL Capital, the investment advisor to Red Rose Trading Estonia OU. Mr. Lashley disclaims beneficial ownership of all of the shares listed above. Includes 2,875 shares as to which Mr. Lashley has sole voting and investment power and 6,000 shares as to which Mr. Lashley shares voting and investment power with his wife.

(6)

Includes 53,054 shares of restricted stock that remain subject to vesting and includes 131,796 shares issuable upon the exercise of stock options to purchase Common Stock which are exercisable within 60 days of March 16, 2011.

(7)	Includes 49,695 shares to which Mr. Picciano shares voting and investment power.

(8)	Includes 43,177 shares to which Ms. Rueck shares voting and investment power.

(9)	Includes 1,600 shares to which Mr. Simons shares voting and investment power.

(10)	Includes 461,610 shares to which Mr. Wilks shares voting and investment power.

(11)

Includes 41,806 shares of restricted stock that remain subject to vesting. Includes 12,300 shares issuable upon the exercise of stock options to purchase Common Stock which are exercisable within 60 days of March 16, 2011. Includes 42,743 shares to which Mr. Finneran shares voting and investment power.

(12)	Includes 31,249 shares of restricted stock that remain subject to vesting.

(13)	Includes 29,686 shares of restricted stock that remain subject to vesting.

(14)	Includes 10,379 shares of restricted stock that remain subject to vesting.

(15)

Includes the following allocated shares held by the ESOP for the benefit of the persons named: Mr. O’Brien, 4,054 shares; Mr. Finneran, 32,075 shares; Ms. Schaubeck, 4,939 shares; Mr. Iadanza, 458 shares; and Mr. Nigro, 2,277 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares.

(16)

Includes the following allocated shares held by the 401(k) Plan for the benefit of the persons named: Mr. O’Brien, 1,044 shares; Mr. Finneran, 1,217 shares; Ms. Schaubeck, 1,096 shares; Mr. Iadanza, 238 shares; and Mr. Nigro, 786 shares. Such persons have voting power (subject to the legal duties of the 401(k) Plan Trustee) and sole investment power as to such shares.

(17)	Includes 144,096 shares issuable upon the exercise of stock options to purchase Common Stock which are exercisable within 60 days of March 16, 2011.

(18)	Based on the 17,014,382 total shares outstanding as of March 16, 2011, inclusive of the 144,096 shares which such persons have the right to acquire within 60 days of March 16, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          The Company is required to identify any director, officer, or person who owns more than 10% of a class of equity securities who failed to timely file with the SEC a required report relating to ownership and changes in ownership of the Company’s equity securities. Based solely on information provided to the Company by such persons, the Company believes that all officers and directors and all 10% Stockholders of the Company made all required filings during and for the fiscal year ended December 31, 2010. In making these statements, the Company has relied upon examination of the copies of Forms 3, 4 and 5 provided to the Company and the written representations of its directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          Some of the directors and officers of the Company or the Bank and some of the corporations and firms with which these individuals are associated also are customers of the Bank in the ordinary course of business, or are indebted to the Bank in respect of loans of $120,000 or more, and it is anticipated that some of these individuals, corporations and firms will continue to be customers of, and indebted to, the Bank on a similar basis in the future. All loans extended to such individuals, corporations and firms (i) were made in the ordinary course of business, (ii) in the opinion of management did not involve more than normal risk of collectability or present other unfavorable features, and (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons. All of such loans are current in accordance with their payment terms.

          In February 2005, after receiving approval from the Board of Directors, the Bank entered into a lease for a new branch in Westbury, New York. The branch opened in January 2006. The lease was amended by a modification agreement dated as of October 31, 2010 (the “Modification Agreement”). As amended, the lease has a term of ten (10) years with two five (5) year options to renew and provides for fixed rental payments of $190,000 per year with no additional rent, such as real estate taxes, insurance and parking lot maintenance. In addition, the amended lease may be terminated at any time by the landlord upon not less than 130 days written notice and the Bank would pay a termination fee if the lease is terminated between October 31, 2010 and November 1, 2014, on a declining scale from $50,000 to $0. The landlord, Westbury Plaza Associates, L.P., is a limited partnership which in February 2005 was beneficially owned and controlled by the father-in-law of Mr. Wilks, a director of the Company and the Bank. The estate of Mr. Wilks father-in-law now owns and controls the landlord. In fiscal year 2010, the Bank paid approximately $156,865 to the landlord for base rent and additional rent and approximately $33,454 for real estate taxes. At the time of its signing in 2005, the Board determined that the terms of this lease were no less favorable to the Bank than could have been obtained from an unaffiliated third party and the Joint Audit Committee of the Company and the Bank approved the Modification Agreement in October 2010.

          There were no transactions in 2010 involving officers, directors or beneficial owners of more than 5% of the Company’s Common Stock, or any immediate family member of the foregoing persons, or any corporation or organization of which any officer or director of the Company is an executive officer or partner or, directly or indirectly, the beneficial owner of 10% or more of such organization’s voting stock, or any trust or estate in which any officer or director of the Company has a substantial interest or as to which such person serves as a trustee or in a similar capacity, that had a direct or indirect interest in any transaction involving the Company or its subsidiaries which exceeded $120,000.

          NASDAQ rules require that each related party transaction be specifically reviewed by the Audit Committee of the Company and recommended to the Board of Directors for approval or disapproval. In determining whether to approve a related party transaction, the Board of Directors will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

          Certain statements contained in this discussion are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward looking-statements. These forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes including the Dodd-Frank Wall Street Reform and Consumer Protection Act, monetary and fiscal policies of the U.S. Government, changes in FDIC assessments, the ability to raise additional capital (equity or debt) on favorable terms, the quality and composition of the loan or investment portfolios, demand for loan products, demand for financial services in the Company’s primary trade area, regional economic activity in New York, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.

          This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation process, philosophy and policies for 2010 as applicable to the Company’s Named Executive Officers.

Executive Summary

          The Company’s 2010 operating results confirm the soundness of strategic decisions made over the past three years. The Company recorded net income of $11.4 million for fiscal year 2010, compared to a loss of $14.8 million in fiscal year 2009. Return on average common stockholders’ equity was 8.04% in 2010 versus (14.71%) in 2009. The primary drivers of this improved performance were increases in net interest income and non-interest income, a reduction in operating expenses and a decrease in the provision for loan losses. Asset quality continues to improve. Although non-accrual loans increased to 1.3% of total loans outstanding at December 31, 2010, primarily as a result of the addition of several previously classified commercial loans to non-accrual status, total accruing loans delinquent 30 days or more declined to 2.28% of loans outstanding at December 31, 2010 from 3.84% at December 31, 2009. The Company’s capital ratios substantially exceed all regulatory capital requirements and the Bank is considered a “well capitalized” institution under bank regulatory guidelines. With a slowly improving economy, the Company remains optimistic that it can achieve continued and growing profitability in future periods.

          In light of the significant turnaround efforts which were reflected in several financial measurements, including the positive financial results for 2010, the Compensation Committee granted incentive compensation in accordance with the Committee’s philosophy. NEOs, other than the CEO, were granted long-term restricted stock for 2010 with a value of less than one-third of their total compensation. Cash incentives for this same group represented less than 5% of their total compensation for 2010 and was paid to only two of the NEOs due to U.S. Treasury Capital Purchase Program compensation restrictions. Minimal salary increases were awarded to two NEOs commencing in 2011, representing approximately 2.2% of annual 2010 NEO base salary. The CEO was awarded incentive compensation solely in the form of Common Stock, consisting of long-term restricted stock and stock 100% vested on the date of grant. In recognition of the exceptional performance of the CEO during 2010 in steering the Company to profitability, he was awarded incentive compensation equal to his contractually committed target, plus additional long-term restricted stock within one-third of his total 2010 compensation. See “Components and Decisions Related to 2010 Compensation” below.

Role of Executives in Compensation Committee Deliberations

          As a matter of practice, the Compensation Committee meets in executive session without the CEO or other members of senior management present. However, the Compensation Committee frequently requests the CEO to be present at Compensation Committee meetings to discuss executive compensation and evaluate Company and individual executive performance. Occasionally, other executives may attend a Compensation Committee meeting to provide pertinent performance, financial, regulatory, reporting and other information. Executives in attendance may provide their insights and suggestions, but only Compensation Committee members may vote.

          The Compensation Committee has the authority to discuss the CEO’s compensation with him present; however, final deliberations and all votes regarding his compensation are made without the CEO present. Based upon overall corporate goals and objectives approved by the Board of Directors, the Compensation Committee annually evaluates the CEO’s performance in light of those established goals and objectives, and determines and approves, subject to the ratification of the Board, the CEO’s compensation, benefits and perquisites. Under delegated authority, the Compensation Committee reviews and approves the compensation of Named Executive Officers considering the CEO’s input and recommendation.

2010 Compensation Committee Activity

          The Compensation Committee met six (6) times in 2010. For 2010, the Compensation Committee took the actions listed below. Specific recommendations and compensation changes are discussed below under “2010 Compensation Components and Decisions.”

•	Reviewed Company and CEO performance to determine appropriate total CEO compensation including any salary increase, incentive rewards or other elements of compensation and benefits.

•

Reviewed Company and individual performance in order to determine appropriate levels of compensation regarding Named Executive Officers, including annual salary increases and short-term and long-term incentive awards.

•	Performed a risk assessment of senior executive officer and employee compensation plans and incentive programs.

•	Approved for inclusion in this Proxy Statement an advisory, non-binding Stockholder proposal ratifying the 2010 compensation program of the Company’s Named Executive Officers.

Interaction with Consultants

          The Compensation Committee has the authority, at the Company’s expense, to hire, fire and seek the services of consulting and advisory firms as it deems appropriate. Pearl Meyer & Partners (“PM&P”), an independent outside consulting firm, has been engaged on several occasions to provide compensation consulting services to the Compensation Committee.

          In 2010, PM&P was engaged by the Compensation Committee to provide a high level competitive assessment to serve as a reference for its executive compensation deliberations as well as to assist with the proxy CD&A disclosure. PM&P provided a comparison of the Company’s most senior executive officers with the compensation of the comparable most senior executive officers of a peer group consisting of banks and thrifts of similar asset size and regional location as that of the Company. The peer group was approved by the Compensation Committee. The peer group data was used as a market review of the appropriateness of compensation decisions and was not used in setting compensation for 2010. The following companies comprised the PM&P peer group: Flushing Financial Corporation, Dime Community Banshares, Inc., TrustCo Bank Corp. NY, Sun Bancorp, Inc., Tompkins Financial Corporation, Provident New York Bancorp, Berkshire Hills Bancorp, Inc., Smithtown Bancorp, Inc., Hudson Valley Holding Corp., Financial Institutions, Inc., Sterling Bancorp, OceanFirst Financial Corp., Arrow Financial Corporation, Suffolk Bancorp, Canandaigua National Corporation, First of Long Island Corporation, Peapack-Gladstone Financial Corporation, Alliance Financial Corporation, Citizens & Northern Corporation, Chemung Financial Corporation, Legacy Bancorp, Inc., Wilbur Corporation and Berkshire Bancorp, Inc. Also in early 2011, the Compensation Committee engaged PM&P to assist with the proxy CD&A disclosure and conduct a Board of Directors’ compensation survey and executive management of the Company retained PM&P to review the Company’s 2006 Equity Compensation Plan.

          The Compensation Committee believes competitive market analyses should serve as a resource for its decisions but not be relied upon as the sole determinant of executive compensation. Competitive analyses are intended to provide the Compensation Committee with validation of the appropriateness of its decisions. As such, competitive analyses may be conducted every few years, as appropriate, given the Company’s growth and expectations of market movement.

2010 COMPENSATION COMPONENTS AND DECISIONS

          Set forth below is a discussion of the Company’s compensation policy for 2010 applicable to the Company’s Named Executive Officers. This discussion should be read in conjunction with the tables that follow, along with the notes and discussion related to the tables.

Compensation Philosophy

          The Compensation Committee’s philosophy is to foster a compensation culture that serves to closely align executive compensation and incentives with long-term Stockholder value and Company performance. Our programs are designed to achieve the following objectives:

•	Foster performance relative to the Company’s financial goals, balancing short-term operational objectives with long-term strategic goals.

•	Attract, develop and retain the highly qualified executives needed to achieve the Company’s goals, and provide stability and cohesiveness in the executive management group.

•	Allow flexibility in responding to changing regulatory and accounting standards and business needs, as well as the constraints and dynamic conditions in the Long Island market.

•

To the extent permitted under applicable law and regulation, focus a significant portion of total compensation on incentive compensation, aligned with Company and individual performance, with less focus on base salary.

•	Structure CEO compensation so that, consistent with the CEO’s philosophy, a majority of his compensation is equity-based in order to align the CEO’s interests with Stockholders.

•	Reinforce a culture of accountability to the Company and its Stockholders.

          Actual compensation can and should vary to consider actual individual and Company performance, both short- and long-term. Our ultimate focus is on the long-term performance and stability of the Company. For 2010, compensation of Named Executive Officers was evaluated by the Compensation Committee using its judgment and expertise, giving consideration to our philosophy, Company performance and the individual’s contribution to Company performance. The Compensation Committee periodically engages an independent consultant to perform a competitive market assessment of the Company’s executive compensation. The assessment is not solely determinative of compensation, but is used to compare the Company’s compensation levels with other financial institutions of similar size and geographic location. For so long as the Company is a participant in CPP, it must comply with the executive compensation requirements contained in the American Recovery and Reinvestment Act of 2009 (“ARRA”) and its implementing regulations. (See “American Recovery and Reinvestment Act of 2009” below). The Compensation Committee is cognizant of these executive compensation requirements and establishes executive compensation within the limitations of ARRA. The principal components of compensation for the NEOs in 2010 were base salary and restricted stock. ARRA restrictions limited the Compensation Committee’s alternatives for providing performance-based and competitive compensation opportunities to the Company’s NEOs.

2010 Achievements and Challenges Considered in Compensation Decisions

          In assessing and reviewing compensation of the Named Executive Officers, the Committee recognized the following accomplishments and challenges during 2010 based on which it made its compensation decisions and recommendations to the Board:

The accomplishments

-

Returned to profitability. Management’s earlier strategic initiatives to create a corporate accountability culture, build equity capital, deleverage the holding company, strengthen asset quality metrics and reduce the cost of doing business were validated in 2010 as the Company earned $11.4 million in 2010 compared to a loss of $14.8 million in 2009.

-	Increased the allowance for loan and lease losses to 2.92% of total loans.

-	Maintained core deposits at over 70% of total deposits.

-	Consistently exceeded regulatory guidelines for a “well capitalized” institution.

-	Increased net interest margin to 4.21% in 2010 from 4.03% in 2009.

-	Reduced operating expenses by 13.4% in 2010.

-	Increased investor visibility of the Company by encouraging additional research coverage and participating in investor presentations.

The challenges

-

While the various credit metrics in the loan portfolio were essentially stable throughout most of 2010, conditions remain stressed due to high unemployment and low levels of economic activity in the national and local economies.

-	Substantially increased regulatory burden, especially with respect to CPP and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”).

Components and Decisions Related to 2010 Compensation

          The Compensation Committee made 2010 executive compensation decisions in accordance with the Compensation Committee’s philosophy and in recognition of the national and local economic environment and Company performance in 2010. All executive compensation discussions for 2010 were made within the confines of TARP compensation requirements and therefore are limited to salary adjustments and awards of long-term restricted stock unless otherwise noted.

Base salary:

          The Company pays its Named Executive Officers, other than Mr. O’Brien, a base salary based on a number of criteria, including the individual’s experience, complexity of the position, responsibilities of the position, competitive market references and contribution to the Company. There is no specific weighting applied to the factors considered, and the Compensation Committee uses its own judgment and discretion in determining appropriate salaries within the parameters of the compensation philosophy. Base salary is established at a level that sustained performance warrants. Mr. O’Brien’s base salary was initially established under his Employment Agreement and has remained essentially unchanged.

          Base salaries of the NEOs, other than the CEO, are reviewed annually by the Compensation Committee. In 2010 for 2009, the Compensation Committee recognized the significant effort and time commitment of Mr. Finneran and Ms. Schaubeck in developing and executing the successful completion of the Company’s 2009 strategic initiatives. Therefore, Mr. Finneran and Ms. Schaubeck received an increase in annual base salary of approximately 6% and 7.5% to $280,000 and $215,000, respecitvely, effective in April 2010. In February 2011 for 2010 performance, the Compensation Committee considered the increased responsibilities and complexities of the NEO positions. Also, NEOs devoted extraordinary effort during 2010 in helping to return the Company to profitability and strengthen the Company as a whole through reduction of operating expenses and strengthening of the balance sheet. The Compensation Committee specifically recognized Ms. Schaubeck’s efforts in implementing and complying with the proliferation of banking regulations under the Dodd-Frank Act and rules and regulations promulgated by the SEC. The Compensation Committee also recognized the increased responsibilities of Mr. Nigro in building a sales oriented branch network, emphasizing small business lending and growing the Bank’s core deposit base. During 2010, annual base salaries for the Named Executive Officers were as follows: Thomas M. O’Brien $100,000; Brian K. Finneran $280,000; Patricia M. Schaubeck $215,000; Thomas A. Iadanza $225,000 and Thomas L. Nigro $175,000. After reviewing the efforts of the NEOs during 2010 and the 2010 base salaries of the Named Executive Officers, the Compensation Committee agreed that some of the Named Executive Officers warranted an increase in base salary. Effective in April 2011, annual base salaries for the Named Executive Officers are as follows: Thomas M. O’Brien $100,000; Brian K. Finneran $280,000; Patricia M. Schaubeck $225,000 (4.65% increase from 2010); Thomas A. Iadanza $225,000 and Thomas L. Nigro $185,000 (5.71% increase from 2010). 2010 salaries for the Named Executive Officers, other than Messrs. O’Brien and Iadanza, range from approximately 64% to 75% of total annual compensation for those individuals. Mr. Iadanza joined the Bank in May 2010 and was awarded approximately $272,000 in grant date fair market value of long-term restricted stock as a material inducement to employment. Excluding the restricted stock award, Mr. Iadanza’s 2010 salary represents approximately 75% of his total annual compensation.

          As discussed under the Chief Executive Officer Compensation section that follows, Mr. O’Brien’s compensation, at his request, is designed to be highly aligned with Stockholders’ interests through use of minimal base salary and with greater focus on equity incentives tied to the Company’s stock value. Mr. O’Brien’s annual base salary has been fixed at $100,000 since 2008.

Cash incentive:

          Annual cash incentives recognize achievement of short-term individual and business unit performance goals. Cash incentives are awarded to the executives based on the Company’s achievements during the fiscal year and the individual executive’s contributions to those achievements. Cash incentive awards are discretionary with the Compensation Committee and are not based on the achievement of pre-defined performance metrics. As discussed below, ARRA was signed by the President on February 17, 2009 and imposed new strict limits on executive compensation for all CPP participants, including a prohibition on the payment or accrual of any bonus, retention award or incentive compensation to the Company’s five most highly compensated employees. The interpretation of these limits is subject to U.S. Treasury regulations and may change from time to time at the discretion of the U.S. Treasury. This prohibition does not apply to any bonus, retention award or incentive compensation paid under a valid employment agreement entered into on or before February 11, 2009. The prohibition also does not apply to certain stock awards. (See “Restricted Stock Awards” below). Mr. O’Brien’s employment agreement which was entered into in 2006, requires that he be provided an annual incentive opportunity with a target annual incentive of $225,000, which may be in the form of cash and/or equity.

          2010 Cash Incentives Paid in 2011 - After its discussions with the CEO and a review of the achievements and challenges of the Company and individual executive performance in 2010, as outlined above, the Compensation Committee was prepared to award cash incentives to certain Named Executive Officers. For 2010, due to the Company’s participation in TARP, neither Mr. Finneran nor Ms. Schaubeck can be paid any cash incentive as each of them is one of the Company’s five most highly-compensated employees based on their compensation for 2009. Messrs. Iadanza and Nigro are not among the Company’s five most highly compensated employees and were therefore eligible for a cash incentive based on their individual performance and respective business unit’s performance in 2010. Mr. Iadanza joined the Company as Chief Lending Officer in May 2010 and during his tenure has restructured the Bank’s lending department with an increased emphasis on the development of profitable lending relationships. The Bank’s net loan portfolio increased by almost three percent during 2010. As a result of these accomplishments, Mr. Iadanza was awarded a cash incentive of $40,000. Mr. Nigro is the Bank’s Director of Retail Banking. Mr. Nigro has developed a sales focused branch network and implemented a branch-wide incentive compensation program designed to instill this sales culture. Under Mr. Nigro, core deposits have remained steady at approximately 70% of total deposits. Also, the growth of small business lending has been introduced as a goal throughout the Bank’s branch network. In recognition of these accomplishments, the Compensation Committee awarded Mr. Nigro a cash incentive of $30,000. Mr. O’Brien received no cash incentive for 2010. As discussed below, Mr. O’Brien’s incentive compensation for 2010, including his target annual incentive, was paid entirely in Common Stock consisting of long-term restricted stock and stock 100% vested on the date of grant.

Restricted Stock Awards:

          To facilitate long-term retention of employees and consistent with the Company’s philosophy of aligning long-term performance with Stockholder interests, the Compensation Committee considers the grant of restricted stock awards. The ARRA prohibition on bonus, retention and incentive payments does not apply to the award of restricted stock provided that the award is subject to at least a two year vesting period, the value of the grant may not exceed one-third of the employee’s annual compensation as determined for that fiscal year (including the fair market value of the restricted stock award) and the shares are not transferable until the CPP funds are repaid (except for certain amounts that may be transferred to satisfy tax withholding requirements).

          Awards of restricted stock vest in substantially equal portions on the third, fourth and fifth anniversaries of the grant date, subject to continued service. Vesting of these awards accelerates on a change of control of the Company and on a pro-rated basis for service during the vesting period on a departure for death or disability.

          2010 Restricted Stock Awards - After review of the achievements and challenges of the Company and individual executive performance in 2010 as discussed above, the Compensation Committee granted, and in the case of Mr. O’Brien, the Board of Directors approved, stock awards to the Named Executive Officers for 2010 in the following amounts: Mr. O’Brien $387,500, Mr. Finneran $140,000, Ms. Schaubeck $107,500, Mr. Iadanza $30,000 and Mr. Nigro $40,000. Mr. O’Brien was granted his stock awards in 2010 for 2010 performance. The other Named Executive Officers received their grant of restricted stock awards in March 2011 for 2010 performance. Mr. O’Brien’s Employment Agreement requires an opportunity for an annual target incentive of $225,000, which may be in the form of cash and/or equity. Mr. O’Brien’s stock award for 2010 is discussed below under “Chief Executive Officer Compensation.” The other Named Executive Officers stock awards are restricted stock awards vesting over five years – one-third after the expiration of three years; one-third after the expiration of four years and the remainder to vest after the expiration of five years. Award recipients are entitled to receive any dividends declared on the Common Stock subject to the awards at the same rate paid to all Stockholders. Stock awards granted to the NEOs in 2010, other than the CEO and Mr. Iadanza, were based on 2009 performance. In May 2010, as a material inducement to employment, Mr. Iadanza was granted a long-term restricted stock award with a grant date fair market value of $272,050.

SERP:

          Certain executive officers are eligible to participate in the Company’s Supplemental Executive Retirement Plan (“SERP”). Mr. Finneran participated in the SERP during 2010. Mr. O’Brien does not participate in the SERP as his Employment Agreement provides that the signing bonus he received was in lieu of participation in any non-qualified deferred compensation or supplemental executive retirement program. Mr. O’Brien’s signing bonus is discussed below under “Employment Agreements and Change of Control Payments – Terms of Mr. O’Brien’s Agreement.” Ms. Schaubeck and Messrs. Iadanza and Nigro do not participate in the SERP because at the time of commencement of their employment with the Company, the Company had discontinued offering supplemental executive retirement programs to any new employees or employees not then participating in such programs. For those executive officers participating in the SERP, amounts that ordinarily would be contributed by the Company under the Company’s ESOP and 401(k) Plans, but for the limitation on compensation and the maximum limitations on allocations under the Internal Revenue Code for qualified plans, are credited to the participant’s account in the SERP. In 2010, the limit on compensation was $245,000 and the limit on allocations was $49,000. Interest on amounts in the SERP accrue at the applicable federal long-term rate published by the Internal Revenue Service for the first month in each calendar quarter, reset quarterly. For 2010, the Company contributed $1,027 under the SERP for Mr. Finneran. Distribution of Mr. Finneran’s SERP will commence upon termination of his employment with the Company and will be made in two annual payments.

Employment and Change of Control Agreements:

          The Company has an Employment Agreement with Mr. O’Brien and Change of Control Employment Agreements with Messrs. Finneran and Nigro and Ms. Schaubeck, and effective March 18, 2011 with Mr. Iadanza. These agreements provide the executive protection from demotion or forced resignation in the event of a change of control and also provide an acquirer the opportunity to retain the services and expertise of key employees. The terms of Mr. O’Brien’s Employment Agreement and the other Named Executive Officers’ Change of Control Agreements are discussed below under “Employment Agreements and Change of Control Payments.”

Perquisites (e.g., automobile):

          At this time, Company-owned or leased automobiles are only provided to Messrs. O’Brien and Finneran. The Committee believes that these individuals have appropriate business need for an automobile to assist them in the performance of their respective job duties. All other executive perquisites, other than Company automobiles, were eliminated in 2007. The annual benefit of the automobile to each of Messrs. O’Brien and Finneran is less than $7,000.

Chief Executive Officer Compensation

          The Compensation Committee reviewed CEO compensation and performance during fiscal year 2010. The Compensation Committee took positive note of the many strategic accomplishments and the financial performance of the Company for the year.

          The Compensation Committee determined that the CEO provided critical guidance and leadership to the Company during challenging economic times in the country and the financial services industry. The Company returned to profitability in 2010 and simultaneously reduced credit risk. The CEO was instrumental in these achievements and in re-directing the Company away from areas of risk and complexity that had increased costs and volatility. In addition, the Compensation Committee took favorable note of a substantially improved corporate accountability and internal control culture as introduced by the CEO. The Compensation Committee was also aware of the many demands on the CEO’s time and the extraordinary energy he has had to devote to extensive remedial efforts. The Compensation Committee further understands that the CEO’s substantial personal investment in Common Stock and the equity compensation that he earns has been significantly depreciated for reasons that the Compensation Committee believes bear no reflection on the strategy and leadership that he has provided since joining the Company. On the contrary, the Compensation Committee believes that the CEO’s skills and commitment have been vitally important in repositioning the Company so that it could survive and ultimately prosper.

          The Compensation Committee met without the CEO present to consider the appropriate compensation for the CEO. Following their deliberations, the Committee determined that they were inclined to go beyond the limits of Mr. O’Brien’s employment agreement and to compensate him more substantially. The Compensation Committee also took note of the fact that Mr. O’Brien’s cash compensation remains substantially below peer and has remained virtually unchanged since the commencement of his employment. Consequently, the Committee recommended and the Board of Directors approved an immediate grant of $125,000 in the form of Common Stock and an additional $100,000 grant of long-term restricted Common Stock in settlement of Mr. O’Brien’s annual target incentive award provided for in his Employment Agreement. An additional long-term restricted stock award of $162,500 was also granted to the CEO to bring his total annual compensation more in line with market practices. The immediate grant of Common Stock is 100% vested on the date of grant. The long-term restricted stock vests over five years; one-third after the third year, one-third after the fourth year and the remainder to vest after the fifth year. For 2010, Mr. O’Brien’s base salary comprised approximately 19% of his total annual compensation and his cash equivalent incentive comprised approximately 23% of his total annual compensation. (See “Summary Compensation Table” below).

ADJUSTMENT OR RECOVERY OF AWARDS

          As discussed below under “Employment Agreements and Change of Control Payments,” the CEO and other NEOs are required to repay to the Company any bonus or incentive compensation paid to him or her or earned by him or her if and to the extent such bonus or incentive compensation was paid or earned on the basis of a statement of earnings, gains or other criteria that are later proven to be materially inaccurate. These restrictions are applicable during the time the U.S. Treasury holds any debt or equity interest in the Company under the CPP, as explained below.

          In addition, Section 304 of SOX provides some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the twelve (12) months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those twelve (12) months.

STOCK OWNERSHIP GUIDELINES

          The Company has not adopted generally applicable stock ownership guidelines for its executive officers, but encourages stock ownership by its executive officers. As part of its efforts to increase stock ownership by executive officers, the Company maintains the ESOP and matches employee 401(k) contributions with the Common Stock of the Company. Also, as discussed above, a significant portion of incentive compensation is paid with restricted stock of the Company. Consistent with the CEO’s philosophy, the CEO’s Employment Agreement provided that he make an investment of $1,000,000 in personal funds in the Common Stock, which he did in December 2006. In addition, in order to align Mr. O’Brien’s interests with those of Stockholders, most of Mr. O’Brien’s compensation remains stock-based. The Company has adopted stock ownership guidelines for Directors as discussed in greater detail under “Corporate Governance – Stock Ownership Guidelines.”

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL PAYMENTS

          Except for the employment agreement with Mr. O’Brien, the Company has no employment agreements with any of its officers, who serve as “at will” employees. As described below, the Company does have Change of Control Employment Agreements with its senior officers, including Messrs. Finneran and Nigro and Ms. Schaubeck, and, effective March 18, 2011, with Mr. Iadanza, which provide for a period of employment following a change of control. The employment and change of control agreements have been amended to comply with ARRA, as discussed below.

Terms of Mr. O’Brien’s Agreement

          The Company and the Bank have entered into an Employment Agreement with Mr. O’Brien for a term of five years expiring on November 6, 2011. The Employment Agreement provides for him to continue as the President and CEO of the Bank and the Company. During the term of the agreement, Mr. O’Brien will also serve on the Company’s Board and the Bank’s Board. Mr. O’Brien receives an annual base salary of $100,000. He received a signing bonus of 83,612 shares of restricted stock with a market value of $17.94 per share, valued at $1,500,000 as of the date of the grant. The restricted stock will vest in 20 equal quarterly installments over five years. As of December 31, 2010, 71,077 shares had vested. Mr. O’Brien is eligible for annual incentive awards with a target annual bonus of $225,000. Mr. O’Brien was also granted stock options to purchase 164,745 shares of Common Stock. The options have a ten-year term and vest at the rate of 20% per annum over five years and are exercisable at a price equal to the fair market value of the shares on the date of grant. As of December 31, 2010, 131,796 options had vested. The stock-based awards were not made under the terms of the Company’s 2006 Equity Compensation Plan. Under the terms of his Employment Agreement, Mr. O’Brien agreed to personally invest $1,000,000 in Common Stock within a reasonable period of time on mutually agreeable terms. This investment occurred in December 2006. See also “Stock Ownership Guidelines” discussed previously.

          In the event that Mr. O’Brien’s employment is terminated without cause or he resigns with good reason in the absence of a change of control, he is entitled to receive, in addition to earned but unpaid compensation, a cash severance payment equal to two times the sum of his target annual bonus and base salary rate and all stock options and restricted stock awards vest. If Mr. O’Brien is terminated without cause or resigns with good reason following a change of control, he is entitled to receive, in addition to earned but unpaid compensation, a cash severance payment equal to three times the sum of his annual salary plus target bonus amount, the most recent year’s annual incentive is paid and all stock options and restricted stock awards vest. These provisions are designed to provide Mr. O’Brien assurances that his employment agreement will be honored and to compensate him for the post-termination non-compete, confidentiality and non-solicitation provisions discussed below. Vesting of stock options and restricted stock will be accelerated in the event of death and will continue to vest as if employment had not terminated in the event of disability. No cash severance payments are due in the event of termination of employment as a result of death, disability, discharge with cause or voluntary resignation without good reason. Mr. O’Brien will also receive certain broad-based employee benefits and perquisites, including medical and dental insurance, life insurance, disability insurance, paid vacation, 401(k) and ESOP contributions. Mr. O’Brien will also have use of a Company automobile. Mr. O’Brien will also be provided with family medical and dental insurance until he and his spouse are eligible for Medicare, unless Mr. O’Brien is terminated for cause.

          In December 2008, the Company issued preferred shares and a warrant to the U.S. Treasury under the CPP. As a result of the Company’s participation in the CPP, Mr. O’Brien’s Employment Agreement has been amended to require that Mr. O’Brien repay to the Company any bonus, retention award or incentive compensation paid to him based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria. In addition, Mr. O’Brien’s Employment Agreement was amended to prohibit the payment of any severance or payment for departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments relating to services already performed or benefits previously accrued. The foregoing amendments apply during the time the U.S. Treasury holds any debt or equity of the Company acquired under the CPP (disregarding any warrant to purchase Common Stock of the Company).

          Mr. O’Brien’s Employment Agreement also contains certain post-termination non-compete, confidentiality, non-solicitation of customers and non-solicitation of employees provisions that are designed to assist the Bank and the Company in preserving their franchise during a transition period following Mr. O’Brien’s departure in certain circumstances.

Change of Control Agreements

          Messrs. Finneran and Nigro and Ms. Schaubeck, and effective March 18, 2011, Mr. Iadanza have entered into Change of Control Agreements with the Company that provide for their continued employment for three years following a change in control. The Change of Control Agreements are designed to provide a financial incentive for the executives to remain in their positions through the closing of a change of control transaction. If the executive remains employed for one year after a change of control, he/she may voluntarily resign during the 30-day period immediately following the first anniversary after the change of control for any reason and receive a severance payment. If the executive is terminated without cause or resigns with good reason at anytime within three years of a change of control he/she is entitled to a severance payment equal to two times his/her annual compensation

          As a result of the Company’s participation in the CPP, as discussed above, each Change of Control Agreement requires that the Named Executive Officer repay to the Company any bonus, retention award or incentive compensation paid to him or her based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria. In addition, each Change of Control Agreement prohibits the payment of any severance or payment for departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments relating to services already performed or benefits previously accrued. The foregoing amendments apply during the time the U.S. Treasury holds any debt or equity of the Company acquired under the CPP (disregarding any warrant to purchase Common Stock of the Company).

          The Change of Control Agreements contain certain post-termination confidentiality, non-solicitation of customers and non-solicitation of employees provisions that are designed to assist the Company in preserving their franchise during a transition period following the executive’s departure in certain circumstances.

TAX AND ACCOUNTING CONSIDERATIONS

          The Company considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standards Consolidated Topic 718, formerly Financial Accounting Standard 123, as revised in 2004), the Company must expense the grant-date fair value of share-based grants such as restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In contrast, awards that are not share-based (e.g., phantom stock) are expensed based on a value that may fluctuate widely over the vesting period and is not fixed at grant date.

          Section 162(m) of the Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer, the chief financial officer and the three most highly compensated executive officers of a corporation other than the chief executive officer or chief financial officer in a taxable year. All of the compensation the Company paid in 2010 to the Named Executive Officers and Mr. O’Brien is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

          In addition, pursuant to the CPP, the Company has agreed with the U.S. Treasury that it will limit the tax deduction claimed for compensation earned (regardless of when paid) by each of its Named Executive Officers to no more than $500,000 annually for the period during which the U.S. Treasury owns any debt of the Company issued under the CPP (disregarding any warrants to purchase Common Stock of the Company). Because the Company cannot predict the value that will be assigned to certain items of compensation, such as stock options and restricted stock, that is not determinable until the compensation is recognized for tax purposes, it cannot predict whether the $500,000 deduction limit will be exceeded.

AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009

          On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009, which amended EESA. ARRA amended in its entirety, Section 111 of EESA relating to executive compensation and corporate governance standards of Troubled Asset Relief Program (“TARP”) participants, of which the CPP is a part. On June 15, 2009, the U.S. Department of the Treasury promulgated an interim final rule (the “Interim Final Rule”) setting forth rules to implement the executive compensation and corporate governance standards of EESA. Among other things, ARRA, as implemented by the Interim Final Rule:

•

Prohibits the payment or accrual of any bonus, retention award or incentive compensation to, in the Company’s case, the five (5) most highly compensated employees. This prohibition does not apply to the granting of restricted stock, provided that the grant is subject to a two year vesting period, the value of the grant does not exceed one-third of the employee’s annual compensation as determined for that fiscal year (including the fair market value of the restricted stock award) and the shares are not transferable until the CPP funds are repaid (except for certain amounts that may be transferred to satisfy tax withholding requirements). In addition, this prohibition does not apply to any bonus, retention award or incentive compensation paid under a valid employment agreement entered into on or before February 11, 2009.

•

Prohibits the payment of any severance or payment to any senior executive officer or any of the next five (5) most highly compensated employees for departure from the Company for any reason other than death or disability, or any payment due to a change in control of the CPP recipient, except for payments relating to services already performed or benefits previously accrued.

•

Requires provision for the recovery by the Company of any bonus, retention award or incentive compensation paid to a senior executive officer and any of the next twenty (20) most highly compensated employees of the Company based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria.

•	Prohibits providing (formally or informally) gross-ups to any senior executive officer and any of the next twenty (20) most highly compensated employees of the Company.

•

Requires the Board of Directors to institute a Company-wide policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation services and other activities that are not reasonable expenditures for staff development, reasonable performance incentives or other similar measures conducted in the Company’s normal course of business.

•

Requires that any proxy or consent or authorization for an annual or other meeting of Stockholders permit a separate non-binding Stockholder vote to approve the compensation of Named Executive Officers.

          The foregoing executive compensation requirements are applicable to the Company for so long as the Company has any debt or equity outstanding to the U.S. Treasury pursuant to the CPP (disregarding any warrant to purchase Common Stock of the Company).

Risk Assessment of Compensation Programs

          Inter-agency guidelines issued by the federal banking regulators in 2010 require the Company to evaluate its incentive programs periodically to assure an appropriate balance between risk, business prudence and risk outcomes in the structure of incentives for senior executives. In addition, as a participant in the CPP of the Emergency Economic Stimulus Act of 2008 (“EESA”), the Compensation Committee is required to certify that (1) senior executive officer (the Company’s senior executive officers are Messrs. O’Brien, Finneran, Iadanza and Nigro and Ms. Schaubeck) compensation programs do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company, (2) the Company’s employee compensation plans limit any unnecessary risks to the Company and (3) the Company’s employee compensation plans do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

          A committee of the Bank’s risk and other officers reviewed and evaluated the Company’s senior executive officer and employee compensation programs to assist the Compensation Committee in fulfilling its risk assessment responsibilities. The committee of Company officers met in August 2010 and February 2011 and reported its findings and analyses to the Compensation Committee.

          After reviewing the findings and analyses of the Company officers, the Compensation Committee has concluded that the Company’s compensation process, philosophy and policies mitigate excessive risk and do not encourage the manipulation of reported earnings. This conclusion is based on the following features of the Company’s compensation programs:

1)	The total compensation program reflects a balance of fixed and performance-based compensation,

2)	The incentive plans reward a combination of short and long-term performance,

3)	Incentive payments are made in the form of cash and equity,

4)

Substantially all of our employees are equity owners through their participation in the Company’s Employee Stock Ownership Plan (a portion of which cannot be liquidated prior to termination of employment) and the Bank’s 401(k) Plan and thus have an interest in maximizing the long-term value of our Common Stock,

5)	Compensation is not based solely on the achievement of select, pre-determined ratios or targets,

6)	Sufficient controls are in placed to mitigate any risks posed by the Retail Branch Incentive Plans (discussed below),

7)	Corporate and individual performance measures are reviewed and evaluated in the aggregate by the Compensation Committee, and

8)	The Compensation Committee evaluates performance using its discretion and subjective analysis.

          The Compensation Committee believes that incentive awards do not encourage manipulation or unnecessary or excessive risk-taking to achieve predetermined goals. In fact, the ability to withhold performance awards provides a means to discipline inappropriate conduct. While the Company encourages its executives to own a meaningful investment in Common Stock, it does not require minimum holdings or make equity compensation awards that it believes would cause executives to carry disproportionate financial exposure to Common Stock that would impair the executive’s judgment in carrying out his or her duties.

Summary of Risk Assessment Results

          With the exception of retail incentive plans designed specifically for branch staff, the Company provides equivalent compensation plans for its senior executive officers and employees. The retail banking incentive plans are in lieu of the cash incentive program in which all other official employees (i.e., Company or Bank officers) are eligible.

          Base Salaries - As discussed below under “Executive Compensation,” Named Executive Officer (other than CEO) base salaries are established by taking into account the officer’s experience, complexity of the position, responsibilities of the position, competitive market references and contribution to the Company. There is no specific weighting applied to the factors considered, and the Compensation Committee uses its own judgment and discretion in determining appropriate NEO salaries within the parameters of the Company’s compensation philosophy. The CEO’s salary is established pursuant to his employment agreement. Other officer base salaries are developed in accordance with the Company’s Salary Administration Program. Salary levels are developed based on an evaluation of the job and then adjusted as warranted given the employee’s performance of the job as measured by formal performance appraisals. Total compensation is focused less on base salary and more on incentive compensation. Given the structure for establishing salaries and the discretionary nature of salary increases, there is no incentive for NEOs (including the CEO) to take unnecessary and excessive risk that threaten the value of the Company and there is no risk posed to the Company by the Salary Administration Program. Since earnings and performance of the Company do not factor into the establishment of base salaries, there is no motivation for employees to manipulate reported earnings of the Company to enhance or increase their base salaries.

          Incentive Compensation Plan - Incentive compensation payments to the NEOs and employees have been in the form of cash and long-term equity awards. Cash awards might foster shorter-term performance while equity awards foster achievement of longer-term strategic goals while aligning the executives’ interests with those of the Stockholders. Cash awards are determined based on a discretionary and holistic assessment of Company and individual performance. Equity awards vest over a period of time and, generally, are forfeited in the event employment terminates before vesting. Incentive compensation paid to NEOs (other than CEO) is determined based on the discretion of the Compensation Committee, with input from the CEO. CEO incentive compensation is approved by the Board upon recommendation by the Compensation Committee. Except for the incentive compensation plans for the retail banking group, incentive compensation is paid to employees (other than executive officers) at the discretion of executive management. Incentive compensation does not depend on the achievement of specific earnings targets or predefined performance ratios or metrics. No one factor determines the amount of incentive compensation paid. Because of the holistic approach to incentive compensation, the plan mitigates the risk of earnings manipulation or the assumption by employees of excessive risk as neither would necessarily result in increased incentive compensation. With the exception of a $225,000 target annual incentive pursuant to the CEO’s pre-existing Employment Agreement, the terms of the Company’s participation in the CPP prohibit the payment or accrual of incentive compensation to the Company’s five most highly compensated employees except in the form of long-term restricted stock until the Senior Preferred Stock issued to the U.S. Treasury has been redeemed.

          CEO Compensation - The CEO’s employment agreement establishes a target annual incentive of $225,000, which may be payable in cash or stock-based compensation. Pursuant to the CEO’s employment agreement, his base salary is $100,000, subject to adjustment by the Board.

          Executive Compensation - Given the discretionary nature and composition of incentive compensation awards, there is minimal risk posed to the Company and the program does not encourage the senior executive officers to take unnecessary or excessive risks that threaten the value of the Company. In addition, because incentive compensation is structured so that awards are discretionary and not based on the achievement of specific earnings or performance ratios or metrics, the program does not encourage the manipulation of reported earnings by employees to enhance their incentive compensation.

          Non-Officer Compensation - Non-official employees (i.e., non-officers) are not eligible for incentive compensation. These employees are eligible to participate in the State Bank Triple A Award Program. Triple A Awards are given at the discretion of the manager or project manager and are granted to employees who exemplify special efforts, abilities, actions and achievements above and beyond their job responsibilities. No more than $2,000 may be awarded to an employee for any one year and individual awards are limited to $1,000. Minimal risk exists with the Triple A Award program as it is purely discretionary with supervisors. Also, there is no incentive to manipulate earnings as awards are granted independent of Company earnings.

          Retail Branch Incentive Plans - The Retail Banking Group of the Bank sponsors the Branch Incentive Compensation Program and the Business Development Officer Incentive Compensation Program (together, the “Retail Programs”). Retail banking employees participate in the Retail Programs to varying degrees depending on their job function. The Retail Programs reward performance that results in profitability for the Bank through increased sales, improved client satisfaction and expense control. Incentive compensation is paid based on growth in deposits, consumer and small business loan and lines, commercial loans/lines referred and booked and non-deposit investment product sales, increases in non-interest income, expense control and customer service. Incentive compensation is calculated by assigning point values to goal levels attained in various aspects of the Retail Plans and paying a percentage of salary for total points earned. The Retail Programs award cash incentives. Risk is limited under the Retail Programs by virtue of built in controls:

-	Annual and quarterly award limits expressed as a percentage of salary.

-	Management monitors and tracks all incentive payments.

-	Various administrative, eligibility and disqualifying rules that mitigate risk of ineligible or unauthorized payments.

          The Retail Banking Group also sponsors the Licensed Branch Employee compensation program (the “LBE Program”). LBEs have New York State licenses enabling them to sell non-deposit investment products (e.g., mutual funds) and insurance (e.g., fixed and variable rate annuities). The LBE Program awards commissions for products sold. Commissions are calculated as a percentage of the amount invested. Higher commissions are paid for funds originating outside of the Bank. Risk is limited under the LBE Program by virtue of built in controls:

-	Each licensed employee must meet and maintain FINRA and NYS Insurance Department licensing requirements, including continuing education.

-	Sales may only be made up to a maximum amount, at which time the sale must be referred to a dedicated investment representative who is a full-time bank employee.

-	Management monitors and tracks all incentive payments.

          Participants in the Retail and LBE Programs are also eligible to receive grants of restricted stock as incentive compensation at the discretion of executive management, as discussed above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During 2010, the following directors served as members of the Compensation Committee: Messrs. Wilks (Chair), LaFalce and Simons. None of the members was, during 2010, an officer or employee of the Company or the Bank; and none of them has formerly been an officer or employee of the Company or the Bank. Other than Mr. Wilks, no member of the Compensation Committee has any relationship requiring disclosure in this Proxy Statement. The estate of Mr. Wilks’ father-in-law owns and controls the landlord of the Bank’s branch in Westbury, New York. The lease transaction is described under the caption, “Certain Relationships and Related Party Transactions” in this Proxy Statement.

          None of our executive officers served as a director or member of the compensation committee (or equivalent body) of another entity where any of our directors or any member of our Compensation Committee served as an executive officer or director.

COMPENSATION COMMITTEE REPORT

          The following report of the Compensation Committee is made pursuant to the rules of the SEC. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed “filed” with the SEC.

          The Compensation Committee has reviewed and discussed with executive management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the last fiscal year.

          The Compensation Committee certifies that: (1) it has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and (3) it has reviewed the compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

          After reviewing the results of the analysis, the Compensation Committee has concluded that the Company’s compensation process, philosophy and policies mitigate excessive risk and do not encourage the manipulation of reported earnings. This conclusion is based on the following features of the Company’s compensation programs:

1)	The total compensation program reflects a balance of fixed and performance based compensation,

2)	The incentive plans reward a combination of short- and long-term performance,

3)	Incentive payments are made in the form of cash and equity,

4)

Substantially all of our employees are equity owners through their participation in the Company’s Employee Stock Ownership Plan (a portion of which cannot be liquidated prior to termination of employment) and thus have an interest in maximizing the long-term value of our Common Stock,

5)	Compensation is not based solely on the achievement of select, pre-determined ratios or targets,

6)	Corporate and individual performance measures are reviewed and evaluated in the aggregate by the Compensation Committee, and

7)	The Compensation Committee evaluates performance using its discretion and subjective analysis.

Respectfully submitted by the members of the Compensation Committee:

Jeffrey S. Wilks, Chair
John J. LaFalce
Andrew J. Simons

Summary Compensation Table

          The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008.

Name and Principal Position		Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)	Non- Equity Incentive Plan ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(2)	All Other Comp. ($)	Total ($)
Thomas M.	Principal	2010	100,000	125,000	(3)	262,500	(3)	0	0	0	44,223	531,723
O’Brien	Executive	2009	100,000	225,000	(4)	0		0	0	0	40,867	365,867
	Officer	2008	100,000	0		130,000		0	0	0	75,768	305,768
Brian K.	Principal	2010	276,000	0		130,000		0	0	0	27,409	433,409
Finneran	Financial	2009	264,000	0		50,000		0	0	0	33,908	347,908
	Officer	2008	264,000	70,000	(5)	64,600		0	0	0	47,067	445,667
Patricia M.	General	2010	211,250	0		90,000		0	0	0	17,464	318,714
Schaubeck	Counsel	2009	200,000	0		40,000		0	0	0	21,819	261,819
		2008	200,000	60,000	(5)	51,680		0	0	0	29,699	341,379
Thomas A.	Chief	2010	147,115	40,000		272,050	(7)	0	0	0	10,768	469,933
Iadanza(6)	Lending	2009	n/a	n/a		n/a		n/a	n/a	n/a	n/a	n/a
	Officer	2008	n/a	n/a		n/a		n/a	n/a	n/a	n/a	n/a
Thomas L.	Director	2010	175,000	30,000		15,920		0	0	0	12,614	233,534
Nigro	Retail	2009	175,000	15,000		14,000		0	0	0	18,026	222,026
	Banking	2008	72,917	7,500		34,575		0	0	0	500	115,492

(1)

Represents the aggregate fair market value on the date of grant of the restricted stock awarded to the Named Executive Officer during the applicable year, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. The restricted stock vests over five years; one-third after the expiration of three years; one-third after the expiration of four years and the remainder to vest after the expiration of five years.

(2)	The interest rate payable on deferred compensation and SERP balances is the applicable federal long-term rate published by the Internal Revenue Service.

(3)

Represents (a) a settlement of Mr. O’Brien’s $225,000 target incentive provided in Mr. O’Brien’s Employment Agreement through the payment, at Mr. O’Brien’s request, of shares of Common Stock with a grant date fair market value of $125,000 which are 100% vested on the date of grant plus an additional grant of long-term restricted Common Stock with a grant date fair market value of $100,000 plus (b) a grant of long-term restricted Common Stock with a grant date fair market value of $162,500.

(4)

Represents the grant date fair market value of an award of 27,777 shares of Common Stock. The award was granted to Mr. O’Brien in settlement of the target incentive provided in Mr. O’Brien’s Employment Agreement. The shares subject to this award are 100% vested on the date of grant. Mr. O’Brien was not subject to the CPP limitations on incentive compensation because his employment agreement provides for such compensation and was entered into prior to 2009.

(5)

Represents a cash incentive paid in 2009 for services performed in 2008. Due to executive compensation restrictions imposed by ARRA, these amounts (net of any applicable taxes) were deposited into a deferred compensation account for each executive, bearing interest at the applicable federal long-term rate published by the Internal Revenue Service for the first month in each calendar quarter, reset quarterly. (See “2009 Compensation Components and Decisions” above).

(6)	Mr. Iadanza commenced employment in May 2010.

(7)	Represents the grant date fair market value of a long-term restricted stock award of 26,777 shares of Common Stock. The award was granted to Mr. Iadanza as a material inducement to employment.

Other Compensation

          The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

			Employer 401(k) Contribution		Employer ESOP Contribution		Employer Paid Life Insurance
Name	Year	Perquisites ($)	Qualified ($)	Non- Qualified(1) ($)	Qualified ($)	Non- Qualified(2) ($)	Supplemental Long-Term Disability(3) ($)	Director Fees ($)	Dividends on Unvested Restricted Stock ($)	Total ($)
Thomas M.	2010	6,292	8,575	0	7,350	0	13,512	0	8,494	44,223
O’Brien	2009	6,350	3,495	0	7,555	0	13,512	0	9,955	40,867
	2008	6,350	3,500	0	20,249	0	13,512	0	32,157	75,768
Brian K.	2010	5,628	8,575	0	7,350	1,027	0	0	4,829	27,409
Finneran	2009	5,628	8,575	0	17,150	1,555	0	0	1,000	33,908
	2008	5,628	8,050	0	20,249	11,390	0	0	1,750	47,067
Patricia M.	2010	0	7,524	0	6,341	0	0	0	3,599	17,464
Schaubeck	2009	0	7,000	0	14,019	0	0	0	800	21,819
	2008	0	8,050	0	20,249	0	0	0	1,400	29,699
Thomas A.	2010	0	2,311	0	4,440	0	0	0	4,017	10,768
Iadanza	2009	0	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	2008	0	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Thomas L.	2010	0	5,678	0	5,736	0	0	0	1,200	12,614
Nigro	2009	0	4,394	0	12,832	0	0	0	800	18,026
	2008	0	0	0	0	0	0	0	500	500

(1)

Represents Company contributions to a SERP account on behalf of the named executive maintained at State Bank of Long Island. Contribution is pursuant to a non-qualified deferred compensation arrangement for each officer for whom contributions under the 401(k) Plan are limited by the applicable provisions of the Internal Revenue Code.

(2)

Represents Company contributions to a SERP account on behalf of the named executive maintained at State Bank of Long Island. Contribution is pursuant to a non-qualified deferred compensation arrangement for each officer for whom contributions under the ESOP are limited by the applicable provisions of the Internal Revenue Code.

(3)	Represents Company paid premium under supplemental long-term disability and group term life insurance policies on behalf of the named executive.

Grants of Plan-Based Awards

          The following table provides information about Plan-based awards for 2010. During 2010, the Company had in effect an equity plan that provides for equity-based awards and an incentive award plan that provides for non-equity awards.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units #		All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Year		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas M.	2010	(2)	4/2/10	n/a	n/a	n/a	n/a	n/a	n/a	12,562	(3)	0	n/a	100,000	(2)
O’Brien	2010		12/20/10	n/a	n/a	n/a	n/a	n/a	n/a	17,896	(3)	0	n/a	162,500
	2010	(2)	12/20/10	n/a		n/a	n/a	n/a	n/a	13,766	(4)	0	n/a	125,000	(2)
Brian K.	2010		4/2/10	n/a	n/a	n/a	n/a	n/a	n/a	16,331	(3)	0	n/a	130,000
Finneran
Patricia M.	2010		4/2/10	n/a	n/a	n/a	n/a	n/a	n/a	11,306	(3)	0	n/a	90,000
Schaubeck
Thomas A.	n/a		n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a		0	n/a	0
Iadanza
Thomas L.	2010		4/2/10	n/a	n/a	n/a	n/a	n/a	n/a	2,000	(3)	0	n/a	15,920
Nigro

(1)	Threshold, Target and Maximum payout amounts reflect the amounts that were payable by applying the respective target and maximum percentage to the Named Executive Officer’s base salary.

(2)	Represents grants made in satisfaction of $225,000 target annual incentive under pre-existing employment agreement.

(3)

Represents restricted stock awards vesting over five years; one-third after the expiration of three years; one-third after the expiration of four years and the remainder to vest after the expiration of five years. Award recipient is entitled to receive any dividends that are declared on the Common Stock subject to the awards at the same rate as paid to all Stockholders.

(4)	Represents shares of Common Stock granted as an immediate short-term incentive award.

Outstanding Equity Awards At 2010 Fiscal Year-End

          The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised stock option awards. This table includes all awards, if any, for 2010 awarded by the Compensation Committee.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas M.							12,535	(2)	115,949
O’Brien							10,061	(3)	93,064
							12,562	(6)	116,199
	131,796	32,949	(1)	0	17.84	11/6/2016	17,896	(8)	165,538	0	0
Brian K.							5,000	(3)	46,250
Finneran	6,300	0		0	19.16	2/23/2014	6,896	(5)	63,788
	6,000	0		0	22.63	2/14/2015	16,331	(6)	151,062	0	0
Patricia M.							4,000	(3)	37,000
Schaubeck							5,517	(5)	51,032
	0	0		0	n/a	n/a	11,306	(6)	104,581	0	0
Thomas A.
Iadanza	0	0		0	n/a	n/a	26,777	(7)	247,687	0	0
Thomas							2,500	(4)	23,125
Nigro							2,000	(5)	18,500
	0	0		0	n/a	n/a	2,000	(6)	18,500	0	0

(1)	These stock options will vest on November 7, 2011.

(2)	This restricted stock will vest in equal installments on March 31, June 30 and September 30, 2011.

(3)	This restricted stock will vest in equal installments on March 25 of 2011, 2012 and 2013, subject to continued service.

(4)	This restricted stock will vest in equal installments on July 28 of 2011, 2012 and 2013, subject to continued service.

(5)	This restricted stock will vest in equal installments on March 25 of 2012, 2013 and 2014, subject to continued service.

(6)	This restricted stock will vest in equal installments on April 2 of 2013, 2014 and 2015, subject to continued service.

(7)	This restricted stock will vest in equal installments on May 13 of 2013, 2014 and 2015, subject to continued service.

(8)	This restricted stock will vest in equal installments on December 21 of 2013, 2014 and 2015, subject to continued service.

Option Exercises and Stock Vested – Fiscal Year 2010

          The following table provides information on options exercised and stock vested during the fiscal year 2010. Mr. O’Brien had 32,949 shares of non-qualified options vest during 2010. The value realized for options exercised reflects the difference between the option exercise price and the market price on the exercise date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas M. O’Brien	0	0	16,724	148,844
Brian K. Finneran	0	0	0	0
Patricia M. Schaubeck	0	0	0	0
Thomas A. Iadanza	0	0	0	0
Thomas L. Nigro	0	0	0	0

Pension Benefits

          The Company does not maintain a defined benefit pension plan.

Nonqualified Deferred Compensation Table

          As described in the CD&A under “Components and Decisions Related to 2010 Compensation,” the Company maintains deferred compensation accounts for certain Named Executive Officers comprised of cash incentive payments restricted under ARRA. The following table shows the amounts contributed in fiscal year 2010 by the executive and the Company, the earnings on the executive’s deferred compensation balances and the aggregate balances at the end of fiscal year 2010.

Name	Year	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Thomas M.	2010	0	0	0	0	0
O’Brien
Brian K.	2010	0	0	2,718	0	71,711
Finneran
Patricia M.	2010	0	0	2,329	0	61,466
Schaubeck
Thomas A.	2010	0	0	0	0	0
Iadanza
Thomas L.	2010	0	0	0	0	0
Nigro

SERP Table

          As described in the CD&A under “SERP,” certain Named Executive Officers maintain deferred compensation accounts with the Company comprised of voluntarily deferred portions of their salary, annual incentive awards and contributions that exceed the amount that can be contributed under the Company’s qualified plans. The following table shows the amounts contributed in fiscal year 2010 by the executive and the Company, the earnings on the executive’s SERP balances and the aggregate balances at the end of fiscal year 2010.

Name	Year	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Thomas M.	2010	0	0		0	0	0
O’Brien
Brian K.	2010	0	1,436	(1)	12,449	0	328,749
Finneran
Patricia M.	2010	0	0		0	0	0
Schaubeck
Thomas A.	2010	0	0		0	0	0
Iadanza
Thomas L.	2010	0	0		0	0	0
Nigro

(1)

Represents Company contributions, net of applicable taxes, made in 2010 for 2009 to a SERP account on behalf of the named executive maintained at State Bank of Long Island. Contribution is pursuant to a non-qualified deferred compensation arrangement for each officer for whom contributions under the ESOP and the 401(k) Plan are limited by the applicable provisions of the Internal Revenue Code. Each such SERP contribution appears in the Summary Compensation Table as “Other Compensation” and in the Other Compensation Table.

Potential Payments Upon Termination or Change of Control

          As described in the Compensation Disclosure and Analysis, other than with Mr. O’Brien, the Company does not have any employment agreements with the Named Executive Officers who serve as “at will” employees. The Company does have Change of Control Agreements with Messrs. Finneran, and Nigro and Ms. Schaubeck, and, effective March 18, 2011, with Mr. Iadanza, described in the Compensation Disclosure and Analysis under “Employment Agreements and Change of Control Payments.” Mr. O’Brien’s Employment Agreement and the Change of Control Agreements provide for post-termination payments following a change of control. The table that follows reflects the amount of compensation payable to each of the Named Executive Officers in the event of termination of such individual’s employment related to a change of control. The amounts shown assume that such termination was effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such individual’s separation from the Company. The amounts for Mr. Iadanza represent estimates of amounts payable for termination events on December 31, 2010, when he was not party to a Change of Control Agreement with the Company. Pro-forma estimates of amounts that would have been payable to Mr. Iadanza under his Change of Control Agreement, effective as of March 18, 2011, if it had been effective December 31, 2010 are shown on footnote 13.

          Because, other than for Mr. O’Brien, we do not have employment agreements requiring any additional payments to be made to any Named Executive Officer or enhancement of benefits upon termination of employment other than in connection with a change of control, the only scenario shown below for Messrs. Finneran, Iadanza and Nigro and Ms. Schaubeck is termination of employment as a result of a change of control. Any payments made upon termination absent a change of control relate to deferred compensation that is already vested. Payment of these vested benefits would not be accelerated so that the executive would not gain any additional benefit from termination of employment, nor would the Company be liable for any benefits to which the executives are already entitled. In addition to payments upon a change of control, Mr. O’Brien’s Employment Agreement also provides for a cash severence upon termination of employment in certain circumstances. Also, vesting of stock options and restricted stock will be accelerated in the event of death and continue to vest as if employment had not terminated in the event of disability. Such scenarios are shown below for Mr. O’Brien. See “Terms of Mr. O’Brien’s Employment Agreement” and footnotes 2, 3 and 4 to the table below.

          The amounts shown represent liabilities of the Company related to cash severance and acceleration of unvested equity. Mr. O’Brien’s Employment Agreement and the Change of Control Agreements with Messrs. Finneran, Iadanza and Nigro and Ms. Schaubeck limit severance payments paid to the individual to the maximum amount which may be paid without causing any amount paid to be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986 (the “Code”), as modified by Section 280G(e) of the Code. Where applicable, these limitations are shown in the footnotes to the table.

          With certain limited exceptions noted in the table, notwithstanding the foregoing, while the U.S. Treasury owns any debt or equity interest (excluding any warrant) in the Company issued under the CPP, ARRA prohibits any change of control payments under Mr. O’Brien’s Employment Agreement and the Change of Control Agreements.

Compensation & Executive Benefits and Payments Upon Termination or Change of Control (1)	Mr. O’Brien		Mr. Finneran		Ms. Schaubeck		Mr. Iadanze		Mr. Nigro
	During CPP	After CPP	During CPP	After CPP	During CPP	After CPP	During CPP	After CPP	During CPP	After CPP
Death
Employment Agreement(2)(3)	$184,000	$184,000
2006 Equity Compensation Plan(4)	87,000	87,000	$80,000	$80,000	$61,000	$61,000	$38,000	$38,000	$26,000	$26,000
Disability
Employment Agreement(2)(5)	183,000	183,000
2006 Equity Compensation Plan	87,000	87,000	80,000	80,000	61,000	61,000	38,000	38,000	26,000	26,000
Discharge without Cause or Resignation with Good Reason
Employment Agreement(2)(6)	68,000	834,000
Change of Control
2006 Equity Compensation Plan(7)	282,000	375,000	215,000	261,000	51,000	193,000	248,000	248,000	37,000	60,000
Death after Change of Control
Employment or Change of Control Agreement(2)(3)(8)	184,000	184,000	28,000	28,000						20,000
2006 Equity Compensation Plan(4)(7)	348,000	375,000	248,000	261,000	78,000	193,000	248,000	248,000	52,000	60,000
Disability after Change of Control
Employment or Change of Control Agreement(2)(5)(9)	183,000	183,000	33,000	33,000	11,000	11,000				24,000
2006 Equity Compensation Plan(4)(7)	348,000	375,000	248,000	261,000	78,000	193,000	248,000	248,000	52,000	60,000
Discharge with Cause or Resignation without Good Reason after Change of Control
Employment or Change of Control Agreement(10)				33,000		11,000				24,000
2006 Equity Compensation Plan(7)	282,000	375,000	215,000	261,000	51,000	193,000	248,000	248,000	37,000	60,000
Discharge without Cause or Resignation with Good Reason after Change of Control
Employment or Change of Control Agreement(2)(11)(12)	68,000	1,159,000		903,000		608,000				465,000
2006 Equity Compensation Plan(7)	282,000	375,000	215,000	261,000	51,000	193,000	248,000	248,000	37,000	60,000

(1)

All calculations involving the Common Stock of the Company assume a price of $9.25 per share, the closing price of the Common Stock of the Company on NASDAQ on December 31, 2010. All present value calculations make use of the appropriate short-, mid- or long-term applicable federal interest rate for December 2010 under section 1274(d) of the Code. In general, we consider each scenario listed in this table to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one scenario. The table provides separate figures for each event based upon whether the event occurs before or after the Company repays the investment it has received from the U.S. Treasury under the CPP, exclusive of the warrants issued to the U.S. Treasury in connection with that investment. Events occurring before this event are said to occur “During CPP,” while events occurring after are said to occur “After CPP.”

(2)

In the event of any termination other than discharge with cause or resignation without good reason, Mr. O’Brien’s Employment Agreement provides for continued medical insurance coverage of his family until both he and his spouse are eligible for Medicare.

(3)

In the event of death, Mr. O’Brien’s Employment Agreement and attendant stock option and restricted stock agreements provide for immediate vesting of the initial options and restricted stock awarded to him under those agreements as a signing bonus.

(4)

In the event of death or disability, all unvested restricted stock awards to the Named Executive Officers under the 2006 Equity Compensation Plan would vest on a pro-rated basis based on months served within the vesting period.

(5)

In the event of disability, Mr. O’Brien’s Employment Agreement and attendant stock option and restricted stock agreements provide for continued vesting of the initial options and restricted stock awarded to him under those agreements as a signing bonus. The figures shown represent the present value of continued vesting of those options and awards at December 31, 2010.

(6)

In the event of discharge without cause or resignation with good reason, Mr. O’Brien’s Employment Agreement and attendant stock option and restricted stock agreements provide for a lump-sum payment equal to two times the sum of his most recent base salary and his target bonus. In addition, they provide for immediate vesting of the initial options and restricted stock awarded to him under those agreements as a signing bonus. These payments and benefits upon termination may be prohibited under standards required to be adopted by the Company as a participant in the CPP. These standards apply if the termination occurs during the period of the U.S. Department of Treasury’s investment in the Company under the CPP.

(7)

In the event of a change of control, all restricted stock awards to the Named Executive Officers under the 2006 Equity Compensation Plan would vest. This accelerated vesting upon a change of control may be prohibited for awards issued prior to 2009 under standards required to be adopted by the Company as a participant in the CPP. These standards may apply if the change of control occurs during the period of the U.S. Department of Treasury’s investment in the Company under the CPP.

(8)

In case of death after a change of control, the Change of Control Agreements of Messrs. Finneran and Nigro and Ms. Schaubeck provide for continuing insurance coverage of the individual’s family for two years following death. Mr. O’Brien’s agreements make no distinction regarding payments or benefits on death due to a change of control.

(9)

In case of disability after a change of control, the Change of Control Agreements of Messrs. Finneran and Nigro and Ms. Schaubeck provide for continuing insurance coverage of the individual’s family for two years following disability. Mr. O’Brien’s agreements make no distinction regarding payments or benefits on disability due to a change of control.

(10)

In case of discharge with cause or resignation without good reason after a change of control, the Change of Control Agreements of Messrs. Finneran and Nigro and Ms. Schaubeck provide for continuing insurance coverage of the individual’s family for two years following discharge. Mr. O’Brien’s agreements make no provision for payments or benefits after employment on discharge with cause or resignation without good reason.

(11)

In case of discharge without cause or resignation with good reason after a change of control, the Change of Control Agreements of Messrs. Finneran and Nigro and Ms. Schaubeck provide for continuing insurance coverage of the individual’s family for two years following discharge and a lump sum payment equal to two times the sum of (x) the individual’s annual base salary, (y) the individual’s highest annual bonus for the last three years and (z) the aggregate employer contributions to the individual’s accounts in the most recently completed year under all qualified and non-qualified defined contribution plans. Where termination without cause or resignation with good reason occurs after a change of control, Mr. O’Brien’s agreements increase the amount of his lump-sum payment otherwise payable upon termination or resignation absent a change of control. After a change of control, the amount of this lump-sum payment is three times the sum of his most recent base salary and his target bonus, rather than two times this sum. These payments and benefits upon termination may be prohibited under standards required to be adopted by the Company as a participant in the CPP. These standards may apply if the termination occurs during the period of the U.S. Department of Treasury’s investment in the Company under the CPP.

(12)

The Change of Control Agreements of Messrs. Finneran and Nigro and Ms. Schaubeck provide that payments and benefits under these agreements will be reduced to the extent required to avoid taxation of “excess parachute payments” under Sections 280G and 4999 of the Code. The amounts provided here for Mr. Finneran and Ms. Schaubeck have been reduced by $5,000 and $38,000, respectively, to account for this reduction.

(13)

We entered into a Change of Control Agreement with Mr. Iadanza effective as of March 18, 2011. The following table includes pro-forma estimates of amounts that would have been payable to Mr. Iadanza under that agreement, and disclosed in the table above, if it had been effective December 31, 2010.

Death after Change of Control	$0
Disability after Change of Control	0
Discharge with Cause or Resignation without Good Reason after Change of Control	0
Discharge without Cause or Resignation with Good Reason after Change of Control	$470,000

As described in footnotes (8), (9) and (10), in case of death, disability or discharge with cause or resignation without good reason after a change of control, Mr. Iadanza’s Change of Control Agreement provides for continuing insurance coverage for two years thereafter. As described in footnote (11), in case of discharge without cause or resignation for good reason after a change in control, Mr. Iadanza’s Change of Control agreement provides for such continuing insurance coverage, and for a lump sum payment equal to two times the sum of (x) his annual base salary, (y) his highest annual bonus for the last three years and (z) the aggregate employer contributions to his accounts in the most recently completed year under all qualified and non-qualified defined contribution plans.

PROPOSAL 2

RATIFICATION ON A NON-BINDING BASIS OF THE COMPANY’S 2010 COMPENSATION PROGRAM
FOR ITS NAMED EXECUTIVE OFFICERS

          ARRA requires that, for the period during which a company is receiving federal financial assistance under the TARP, it must permit an annual, non-binding Stockholder vote with respect to its executive compensation program. The Senior Preferred Stock issued by the Company under the CPP constitutes such federal financial assistance. The requirement applies to proxy statements for annual meetings at which directors are elected (or special meetings in lieu of such annual meetings).

          The Board of Directors believes that the Company’s compensation program for its Named Executive Officers is strongly and uniquely aligned with the long-term interests of the Company’s Stockholders. In the past, Mr. O’Brien’s incentive compensation has been entirely in the form of Common Stock. For 2010, 2009 and 2008, Mr. O’Brien requested that the Compensation Committee forego a salary increase for him for the reasons discussed above in the section under CEO compensation. Mr. O’Brien believes that his compensation should be closely aligned with the performance of the Company and the interests of its Stockholders and the Compensation Committee and Board agree.

          ARRA prohibits TARP recipients from paying or accruing any bonus, retention award or incentive compensation during the TARP period to or for certain employees. Based on the amount of TARP funds the Company received, this prohibition applies to the five most highly compensated employees of the Company. There are two exceptions to this prohibition. The Company may award long-term restricted stock the value of which can be no greater than one-third of the employee’s total annual compensation provided that the award is subject to a two year vesting period and the shares are not transferrable until the CPP funds are repaid. The Company may also make a bonus, retention award or incentive compensation payment required to be paid under a valid, written employment contract executed on or before February 11, 2009 if the employee has a legally binding right under the contract to this payment.

          In addition to aligning executive compensation with Stockholder interests, the Board believes that the Company and its Stockholders benefit from responsive corporate governance policies and constructive dialogue. The Board is pleased to note that a similar “say-on-pay” proposal in the Company’s 2010 Proxy Statement garnered a 94% favorable vote of the Company’s shares present in person or by proxy and entitled to vote at last year’s annual meeting. In the prior year, a similar proposal garnered almost a 90% favorable vote. This proposal on executive compensation is consistent with this philosophy.

          This proposal, commonly known as a “say-on-pay” proposal, gives you, as a Stockholder, the opportunity to endorse or not endorse the compensation program for the Company’s Named Executive Officers through the following resolution:

          “Resolved, that the Company’s Stockholders ratify the Company’s compensation program for its Named Executive Officers for 2010, as described in the Compensation Discussion and Analysis and tabular disclosure, together with the accompanying narrative disclosure, in this Proxy Statement.”

          Pursuant to ARRA as implemented by the SEC, this non-binding advisory vote is not binding on the Board, may not be construed as overriding a decision of the Board or the Compensation Committee, does not create or imply any additional fiduciary duty on the part of the Board or Compensation Committee and does not restrict or limit the ability of Stockholders to make proposals for inclusion in the proxy materials regarding executive compensation. The outcome of the proposal will, however, be available to the Board and the Compensation Committee for consideration in making future decisions regarding executive compensation.

Vote Required for Approval

          Ratification on a non-binding basis of the Company’s 2010 compensation program for its Named Executive Officers will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION ON A NON-BINDING
BASIS OF THE COMPANY’S 2010 COMPENSATION PROGRAM FOR ITS NAMED EXECUTIVE OFFICERS

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2011

          The independent registered public accounting firm of Crowe Horwath LLP has acted as the Company’s independent auditors for fiscal years 2008, 2009 and 2010 and the same firm has been selected by the Audit Committee of the Company to perform the same duties for the fiscal year ending December 31, 2011, subject to ratification of such appointment by Stockholders. Representatives of the firm are expected to be present at the Meeting and will be given an opportunity to make a statement if they desire and will be available to respond to appropriate questions at the Meeting.

Audit Fees

          The following table sets forth the aggregate fees billed by Crowe Horwath LLP for audit services rendered in connection with the financial statements and reports for fiscal years 2010 and 2009 and for other services rendered during fiscal years 2010 and 2009 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to the Company:

Fee Category:	2010	% of Total	2009	% of Total
Audit Fees (1)	$310,000	100%	$357,000	86%
Audit-Related Fees (2)	0	—	58,150	14%
Tax Fees	0	—	0	—
All Other Fees	0	—	0	—
Total Fees	$310,000	100%	$415,150	100%

(1)

Consists of fees for professional services rendered for the audit of the Company’s annual financial statements and review of interim financial statements, and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, work related to section 404 of SOX, consents and audits of subsidiary companies.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements that are not reported under “Audit Fees,” such as accounting consultations in connection with the issuance of debt and equity attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

          The Audit Committee has considered whether services other than audit and audit-related provided by Crowe Horwath LLP are compatible with maintaining the independence of Crowe Horwath LLP and has determined that Crowe Horwath LLP is independent.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

          The Audit Committee explicitly pre-approves 100% of all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee does not pre-approve any audit or other services provided by the independent registered public accounting firm through the use of any pre-approval policy or procedure, but requires that each particular service be specifically presented to the Audit Committee for approval.

Audit Committee Report

          The following report of the Audit Committee is made pursuant to the rules of the SEC. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

          During 2010, the Audit Committee reviewed the qualifications, independence and performance of the Company’s independent registered public accounting firm, reviewed the scope, magnitude and budgets of all examinations of the Company’s financial statements by the independent registered public accounting firm and reviewed and approved the costs and types of audit and non-audit services performed by the Company’s independent registered public accounting firm.

          Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), referred to as SAS No. 61. Although SAS No. 61 has been superseded by Statement on Auditing Standards No. 114 (The Auditors Communication With Those Charged With Governance), such statement has not yet been adopted by the Public Company Accounting Oversight Board.

          The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the Company’s internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

          The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee may be modified or supplemented, and has discussed with the independent registered public accounting firm the firm’s independence and considered whether the provision of non-audit services is compatible with maintaining the firm’s independence.

          Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the last fiscal year, for filing with the SEC.

          The foregoing report has been furnished by Arthur Dulik, Jr. (Chair), Richard J. Lashley, John F. Picciano and Suzanne H. Rueck.

Vote Required for Approval

          Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011 will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter.

          Stockholder ratification of Crowe Horwath LLP is not required by the Company’s By-laws or otherwise. However, the Board is submitting the selection of the independent registered public accountants to the Stockholders for ratification as a matter of good corporate practice. If the Stockholders fail to ratify the selection of Crowe Horwath LLP, the Audit Committee will reconsider whether to retain that firm or not. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if it determines that such change is in the best interests of the Company and its Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF CROWE HORWATH LLP AS THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011

OTHER MATTERS

          As of the date of the Proxy Statement, management and the Board of Directors know of no other matters to be brought before the Meeting. However, if further business is properly presented, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

          The proxies, in their discretion, will vote all shares represented by the proxy as to any matter which may properly come before the Meeting as to which the Company did not have notice by January 26, 2011, the date provided for in the advance notice provisions of the Company’s By-Laws.

STOCKHOLDER PROPOSALS

          If a Stockholder wishes to have a particular proposal considered by the Board for inclusion in the Company’s proxy statement for an annual meeting, the Stockholder must satisfy the requirements established by the SEC in its proxy rules. The particular proxy rule, Rule 14a-8, requires that Stockholders submit their proposals in writing to the Company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting. Thus, Stockholders who wish to submit proposals for inclusion in the Company’s proxy statement for next year’s annual meeting (in 2012) must deliver such proposals to the Corporate Secretary on or before November 28, 2011. The notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing Stockholder, and otherwise meet the SEC’s rule. Proposals should be addressed to the Secretary of the Company, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753.

          In order for a Stockholder nomination or proposal to be raised from the floor during the 2011 annual meeting of Stockholders, the Company’s By-Laws require that written notice thereof must be received by the Company not less than 90 days nor more than 120 days before the anniversary date of the prior year’s annual meeting (there are special rules if the current year’s meeting date is changed by more than 30 days from the prior year’s meeting date). For the 2012 Annual Meeting of Stockholders, the written notice must be given not later than January 27, 2012 (unless otherwise set by the Board pursuant to the By-Laws). The Stockholders’ written notice must contain (i) all information relating to any nominees proposed by the Stockholder that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, (ii) a brief description of any proposals sought to be presented for a vote at the Meeting, (iii) the Stockholders’ name and record address and (iv) the class and number of shares of Common Stock that is beneficially owned. Stockholder nominations and proposals may be raised from the floor during annual Stockholders meetings by Stockholders of record as of the time of giving of written notice. In addition, Stockholders proposing nominees for election to the Board of Directors must be entitled to cast votes with respect to at least 5% of the outstanding Common Stock. Such proposals should be submitted in writing to the Secretary of the Company, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753, who will submit them to the Board for its consideration.

          For a copy of the applicable provisions of the Company’s By-Laws, please submit a written request to the Secretary of the Company, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753.

ANNUAL REPORT TO STOCKHOLDERS

          A copy of the 2010 Annual Report to Stockholders, including the consolidated financial statements prepared in conformity with the U.S. generally accepted accounting principles, for the fiscal year ended December 31, 2010 accompanies this Proxy Statement. The consolidated financial statements have been audited by Crowe Horwath LLP, whose report appears in the 2010 Annual Report. The 2010 Annual Report to Stockholders includes a copy of State Bancorp’s Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission. Stockholders may obtain, free of charge, an additional copy of the Annual Report on Form 10-K by writing to Janice Clark, Secretary of the Company, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753. The Annual Report on Form 10-K is also available on the Company’s website at www.statebankofli.com and on the Securities and Exchange Commission’s website at www.sec.gov.

Date: March 25, 2011

By order of the Board of Directors,

Janice Clark
Secretary

Annual Meeting
of
STATE BANCORP, INC. STOCKHOLDERS
Tuesday, April 26, 2011
10:00 a.m.

The Residence Inn by Marriott
9 Gerhard Road
Plainview, New York 11803

Agenda
•	Election of Directors
•	Ratification on a non-binding basis of the Company’s 2010 compensation program for its Named Executive Officers
•	Ratification of the appointment of the independent registered public accounting firm
•	Report on the progress of the Company
•	Discussion on matters of current interest

State Bancorp, Inc.

Proxy Solicited by the Board of Directors for the
Annual Meeting of Stockholders – April 26, 2011

          BRIAN K. FINNERAN and PATRICIA M. SCHAUBECK, or either of them, with full power of substitution are hereby appointed proxies to vote as designated on this proxy card all shares of common stock of State Bancorp, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Residence Inn by Marriott, 9 Gerhard Road, Plainview, New York on April 26, 2011, at 10:00 a.m., and any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

          The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given, such shares will be voted FOR each nominee listed on the reverse side, FOR the ratification on a non-binding basis of the Company’s 2010 compensation program for its Named Executive Officers and FOR the ratification of the appointment of the independent registered public accounting firm.

          Please promptly complete, sign and date this proxy card on the reverse side and return it in the enclosed postage-paid envelope or use the Internet or telephone instructions below.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/stbc	1-800-560-1965
Use the Internet to vote your proxy until 1:00 p.m. (ET) on April 25, 2011.	Use a touch-tone telephone to vote your proxy until 1:00 p.m. (ET) on April 25, 2011.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

111083

State Bancorp, Inc.	Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark Box to the right and Indicate changes below:  ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

Dear Stockholders:
Enclosed you will find material relating to the Company’s 2011 Annual Meeting of Stockholders. The notice of the annual meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on this proxy card.
Whether or not you expect to attend the Annual Meeting, please complete and return promptly this proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.
STATE BANCORP, INC.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors for a one-year term:

		FOR	WITHHOLD	ABSTAIN			FOR	WITHHOLD	ABSTAIN

	1a. Michael Donahue	☐	☐	☐	1f.	Thomas M. O’Brien	☐	☐	☐

	1b. Arthur Dulik, Jr.	☐	☐	☐	1g.	John F. Picciano	☐	☐	☐

  Please fold here – Do not separate

1c. Donald C. Fleming	☐	☐	☐	1h.	Suzanne H. Rueck	☐	☐	☐

1d. John J. LaFalce	☐	☐	☐	1i.	Jeffrey S. Wilks	☐	☐	☐

1e. Richard J. Lashley	☐	☐	☐

2.	Ratification on a non-binding basis of the Company’s 2010
	compensation program for its Named Executive Officers	☐	For	☐	Against	☐	Abstain

3.	Ratification of the appointment of the independent registered public
	accounting firm	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Date _____________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.